Exhibit 10.35

Execution Copy

LEASE

between

DIV TECHNOLOGY WAY, LLC, as Landlord

and

ORGANOGENESIS HOLDINGS INC.

and ORGANOGENESIS INC., as Tenant

100 Technology Way

Smithfield, Rhode Island

November 18, 2024

List of Exhibits

Exhibit 1.1-1 Premises

Exhibit 1.1-2 Legal Description

Exhibit 2.1.3-1 Existing Equipment

Exhibit 2.1.3-2 Equipment to Remove

Exhibit 3.1 Work Letter

Exhibit 4.6.2 Form of Letter of Credit

Exhibit 7.4 Rules and Regulations

Exhibit 7.6.1.1 Environmental Questionnaire

Exhibit 8.2 Existing Maintenance Contracts

Exhibit 8.4 Excluded Tenant’s Property

Exhibit 14.1 Form of SNDA

Exhibit 14.4 Form of Estoppel

LEASE

This Lease is effective as of November 18, 2024 (“Effective Date”) by and between DIV TECHNOLOGY WAY, LLC, a Delaware limited liability company, with its principal place of business at c/o The Davis Companies, 125 High Street, Suite 2111, Boston, Massachusetts 02110 (“Landlord”), and ORGANOGENESIS HOLDINGS INC., a Delaware corporation, and ORGANOGENESIS INC., a Delaware corporation, each with its principal place of business at 85 Dan Road, Canton, Massachusetts 02021 (collectively, and jointly and severally, “Tenant”).

ARTICLE 1 GRANT

1.1 Premises. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant and Tenant accepts from Landlord, the entire building located at 100 Technology Way, Smithfield, Rhode Island, containing approximately 122,507 square feet of rentable area (the “Building”), as shown on Exhibit 1.1-1 attached hereto and made a part hereof, the site improvements associated therewith, and the surface of the Land (as defined below) (collectively, the “Premises“).

The land upon which the Premises is located consists of approximately 19.27 acres identified as tax assessor lot 49-219 and is legally described in Exhibit 1.1-2 (the “Land”), and the Land, together with the Premises, are collectively referred to as the “Property.” The parties agree that the rentable square footage of the Building set forth above is conclusive and binding, subject to adjustment only in connection with the expansion of the Building or as otherwise set forth herein. The Premises shall exclude the roof and exterior faces of exterior walls of the Building.

1.2 Common Areas. Landlord hereby grants to Tenant during the term of this Lease, a license to use, in common with the others entitled to such use, the Common Areas as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord. The term “Common Areas” as used herein will include all areas and facilities that are provided and designated by Landlord for general non-exclusive use and convenience of Tenant and other tenants in the Project (as defined below). Common Areas include but are not limited to the roof of the Building (subject to the provisions of Article 17), the exterior of the Building, the pedestrian sidewalks, and ingress and egress to the Premises over Decotis Farm Road (the “Access Road”), and use of the other drives, and rights of way serving the Premises in common with other parts of the Project. Landlord reserves the right upon reasonable prior notice to Tenant to close temporarily, make alterations or additions to, or change the location of elements of the Common Areas and the Project, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises. The “Project” means the Building, the Common Areas, and such other buildings, roadways, surrounding land and air space, and all other improvements that comprise the commercial and industrial park known as Island Woods Commerce Park. The parties acknowledge and agree that the maintenance, repair, replacement, operation, and administration of portions of the Common Areas that are not located on the Land and serve the Project may be under the control of third parties other than Landlord pursuant to reciprocal easement agreements and other agreements governing the use and operation of the Project (collectively, the “Project Documents”), to which this Lease is subject and subordinate. Therefore, and notwithstanding anything to the contrary contained in this Lease, Landlord’s sole responsibility with respect to the maintenance, repair, replacement, operation, or administration of portions of the Project not within Landlord’s immediate control shall be to use commercially reasonable efforts to enforce Landlord’s rights with respect thereto under the Project Documents.

1.3 Parking. During the Term (as defined below), at no additional cost to Tenant (other than to the extent included in Operating Expenses), Tenant shall be entitled to use the parking facilities at the Property serving the Building, which contain approximately 218 parking spaces. Provided Tenant’s rights under this Section 1.3 are not materially and adversely affected, Landlord reserves the right to designate parking facilities serving the Property for the handicapped and to temporarily relocate parking spaces on the Property from time to time for necessary maintenance and repairs. In addition, Landlord reserves the right to use a reasonable number of parking spaces in the parking areas at the Property for the purposes of fulfilling Landlord’s obligations, and the exercise of Landlord’s rights, under this Lease. To the maximum extent permitted pursuant to Applicable Laws, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked in the parking facilities or to any personal property therein, however caused, and Tenant agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. If Tenant shall require additional parking at the Premises, Landlord shall use commercially reasonable efforts to cooperate with Tenant to increase the parking capacity at the Premises through reasonable minor, modifications to the existing parking areas (e.g., restriping the lot) at Tenant’s sole cost and expense and at no liability to Landlord.

1.4 Generators. Subject to the provisions of this Section 1.4, Tenant shall maintain, repair, operate and replace when necessary the existing Building generator and related connections serving the Premises, and any replacements therefor (collectively, the “Generator”), in its current location or another location reasonably designated by Landlord. Landlord makes no representations or warranties regarding the suitability or condition of the Generator for Tenant’s particular use.

Tenant’s maintenance and use of the Generator shall be upon all of the conditions of the Lease, except as modified below:

(i) The Generator shall remain the property of the Landlord and must remain at the Premises at the expiration or earlier termination of the Term. Tenant shall maintain the Generator in good working order and repair, including monitoring, servicing, maintenance, testing and inspections as required by the manufacture, Applicable Laws, and best practices for first class life science and manufacturing buildings.

(ii) Landlord shall have no obligation to provide any services to the Generator. Tenant shall have the right to connect the Generator to existing base building utility systems and the Existing Equipment, subject to Landlord’s right to reasonably approve such connections. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 1.4, arrange for the distribution of all utility services required for the operation of the Generator.

(iii) Tenant shall have no right to make any changes, alterations or other improvements to the Generator without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(iv) Tenant shall be responsible for the cost of repairing any damage to the Building, Property or Project caused by the use of the Generator.

(v) Except for assignees of Tenant or subtenants of all or a portion of the Premises, no other person, firm or entity shall have the right to connect to the Generator other than Tenant.

(vi) To the maximum extent permitted by Applicable Laws, Tenant’s use of the Generator shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Generator is damaged for any reason.

(vii) Tenant shall, in connection with any relocation or replacement of the Generator, shield the Generator from the view of other buildings in the Project and otherwise in compliance with applicable Town of Smithfield requirements.

(viii) In addition to the indemnification obligations of Tenant set forth in this Lease including those contained in Section 9.4, below, Tenant shall, to the maximum extent permitted by law and except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Parties (as defined in Section 6.6 below), indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation or other entity arising from the installation, use or removal of the Generator.

Tenant shall, at its sole cost and expense, secure the approvals of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals for the Generator during the Term, and shall provide Landlord with copies of such approvals and permits prior to commencing any work with respect thereto. In addition, Tenant shall be solely responsible for all costs and expenses in connection with the maintenance, use, and replacement of the Generator. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Generator with a service provider reasonably acceptable to Landlord and shall provide Landlord with copies of the maintenance records for the Generator annually and upon request. To the extent the Generator is located outside of the Premises, Tenant shall have access to those portions of the Building and the Property on which the Generator is located for the purposes of inspecting, repairing, maintaining and replacing the same, subject in all events to Landlord’s reasonable rules and regulations regarding such access.

1.5 Expansion of Premises. If during the Term (but in any event no more often than once every five years) Tenant notifies Landlord in writing that Tenant desires additional space at the Project, Landlord shall, at no cost or liability to Landlord, use commercially reasonable efforts to work cooperatively and in good faith with Tenant to examine options for providing such additional space at property owned by Landlord including the construction of an addition to the Building; however (a) in no event shall Landlord be deemed to be in default under this Lease on account of the provisions of this Section 1.5, and (b) in no event shall Landlord be obligated to facilitate Tenant’s additional space on any other property in the Project.

ARTICLE 2 TERM

2.1 Lease Term.

2.1.1 Commencement Date; Term. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord pursuant to this Lease for a term (the “Term”) to commence on the Effective Date. The Term shall end on May 31, 2041 (the “Expiration Date”) (i.e., the date immediately preceding the 15th anniversary of the expiration of the Partial Rent Abatement Period or, if the last day of the Partial Rent Abatement Period is not on the 1st of the month, the last day of the month in which such 15th anniversary occurs), unless sooner terminated or extended as herein provided.

2.1.2 Intentionally Omitted.

2.1.3 Portable/Moveable Laboratory Equipment. On the Commencement Date, the Premises shall be delivered to Tenant containing those items of portable and/or moveable laboratory equipment more particularly described on Exhibit 2.1.3-1 attached hereto and made a part hereof (the “Existing Equipment”). Tenant shall accept the Existing Equipment in its currently existing “as-is” condition as of the date of this Lease and Tenant acknowledges that Landlord is not the manufacturer or supplier of the Existing Equipment, nor the agent thereof, and that Landlord makes no express or implied representations or warranties as to any matter whatsoever, including without limitation, the merchantability of the Existing Equipment, its fitness for a particular purpose, its design or condition, its capacity or durability, the quality of the material or workmanship in the manufacture or assembly of the Existing Equipment, and Landlord hereby disclaims any such warranty. Tenant shall be responsible for the storage, security, protection, maintenance, and repair of the Existing Equipment during the Term, reasonable wear and tear excepted, and shall provide insurance covering damage and destruction of the Existing Equipment in accordance with Section 9.1(b). If Tenant decides to discontinue using any item of Existing Equipment, Tenant shall give notice thereof to Landlord, and Tenant, at Tenant’s cost and expense, shall remove and store such item of Existing Equipment to a location designated by Landlord. On the Expiration Date or earlier expiration of this Lease, Tenant shall return to Landlord the Existing Equipment in the same condition as existed on the Commencement Date, ordinary wear and tear excepted. If any Existing Equipment must be replaced by Tenant due to the expiration of its useful life, and Tenant has maintained the same as required pursuant to this Lease until such date, then (a) the replacement equipment, if any, purchased by Tenant at its sole cost and expense, that is portable and/or moveable equipment (i.e., not a fixture) shall be treated as Tenant’s Property and shall not be considered Existing Equipment for purposes of this Lease, and (b) Tenant shall dispose of such worn out Existing Equipment at Tenant’s sole cost and expense, after consulting with Landlord. Landlord agrees that Tenant may remove and dispose of the items of portable and/or moveable laboratory equipment more particularly described on Exhibit 2.1.3-2 (the “Equipment to Remove”) from the Premises at Tenant’s sole cost and expense; upon such removal, any such equipment shall cease being Existing Equipment for purposes of this Lease.

2.2 Holding Over. In the event that Tenant retains occupancy of the Premises, or any part thereof, after the end of the Term, Tenant’s occupancy of the Premises shall be as a tenant at will terminable at any time by Landlord. Tenant shall pay Landlord rent for such time as Tenant remains in possession of the Premises at the rate equal to (i) during the first thirty (30) days, one hundred fifty percent (150%) of the

Base Rent payable during the last month of the Term, and (ii) thereafter, two hundred percent (200%) of the Base Rent payable during the last month of the Term, plus, in any event, all Additional Rent (as defined below) and other sums due under this Lease. In addition, Tenant shall pay Landlord for all damages sustained by reason of Tenant’s retention of possession of the Premises after the end of the Term. The provisions hereof do not limit or restrict Landlord’s rights or remedies under this Lease in the event of any holding over by Tenant, except that Tenant shall not be liable to Landlord for any indirect, special or consequential damages on account of such holdover unless such holdover exceeds 60 days.

ARTICLE 3 COMPLETION AND OCCUPANCY OF THE PREMISES

3.1 Condition of the Premises. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Property, or with respect to the suitability of the Premises, the Building or the Property for the conduct of Tenant’s business. Tenant acknowledges that (a) it has had the opportunity to inspect the Premises and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises. Subject to the terms and conditions of the Work Letter attached hereto as Exhibit 3.1 (including Landlord’s provision of an improvement allowance as further set forth therein), following the Lease Commencement Date, Tenant shall perform certain leasehold improvements in the Premises to make the Premises ready for Tenant’s occupancy. Tenant’s execution of this Lease and taking of possession of the Premises shall conclusively establish that the Premises, the Building and the Property were at such time in good, sanitary and satisfactory condition and repair.

ARTICLE 4 RENT AND SECURITY

4.1 Base Rent.

4.1.1 Schedule of Monthly Rent Payments. Beginning on May 18, 2025 (i.e., the date that is six (6) months following the Commencement Date) (the “Rent Commencement Date”), and continuing throughout the Term, Tenant shall pay to or upon the order of Landlord an annual rental (the “Base Rent”) as set forth below which shall be payable in consecutive monthly installments on or before the first day of each calendar month in advance in the monthly amount set forth below:

Lease Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent per Rentable Square Foot
5/18/25-5/31/26	$5,114,667.25	$426,222.27	$41.75*
6/1/26-5/31/27	$5,268,107.27	$439,008.94	$43.00
6/1/27-5/31/28	$5,426,150.49	$452,179.21	$44.29
6/1/28-5/31/29	$5,588,935.00	$465,744.58	$45.62
6/1/29-5/31/30	$5,756,603.05	$479,716.92	$46.99
6/1/30-5/31/31	$5,929,301.14	$494,108.43	$48.40
6/1/31-5/31/32	$6,107,180.18	$508,931.68	$49.85
6/1/32-5/31/33	$6,290,395.58	$524,199.63	$51.35
6/1/33-5/31/34	$6,479,107.45	$539,925.62	$52.89
6/1/34-5/31/35	$6,673,480.67	$556,123.39	$54.47
6/1/35-5/31/36	$6,873,685.09	$572,807.09	$56.11
6/1/36-5/31/37	$7,079,895.64	$589,991.30	$57.79
6/1/37-5/31/38	$7,292,292.51	$607,691.04	$59.53
6/1/38-5/31/39	$7,511,061.29	$625,921.77	$61.31
6/1/39-5/31/40	$7,736,393.13	$644,699.43	$63.15
6/1/40-5/31/41	$7,968,484.92	$664,040.41	$65.05

*Subject to Partial Abatement Period, as provided in Section 4.1.3, below

4.1.2 Manner of Payment. All payments of rent shall be made without demand, deduction, counterclaim, set‑off, discount or abatement (except as otherwise expressly set forth in this Lease) in lawful money of the United States of America. If the Rent Commencement Date should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the monthly installment of Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30)-day month.

4.1.3 Partial Abatement Period. During the period beginning on the Rent Commencement Date and ending on May 17, 2026 (the “Partial Abatement Period”), Tenant shall be entitled to an abatement of Base Rent in the amount of $213,111.14 per month and shall pay Base Rent in the amount of $213,111.14 per month, which reflects Annual Base Rent per Rentable Square Foot on 50% of the Premises (61,253.5 RSF) during such period. The total amount of Base Rent abated during the Partial Abatement Period shall equal $2,557,333.68 (the “Abated Base Rent”). If an Event of Default (defined below) occurs during the Partial Abatement Period, Tenant’s right to pay reduced Base Rent during the remainder of the Partial Abatement Period shall immediately cease, and the Base Rent due for the remainder of the Partial Abatement Period shall be recalculated based on the full rentable area of the Premises using the “Annual Base Rent per Rentable Square Foot” set forth in the table in Section 4.1.1 above. During the Partial Abatement Period, only Base Rent shall be abated and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

4.2 Additional Rent. Tenant shall pay to Landlord all charges and other amounts required under this Lease and the same shall constitute additional rent hereunder (herein called “Additional Rent”), including, without limitation, any sums due resulting from the provisions of Article 5 hereof. All such amounts and charges shall be payable to Landlord in accordance with Section 4.3 hereof. Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent. The term "Rent" as used in this Lease shall mean the Base Rent and the Additional Rent.

4.3 Place of Payment. The Base Rent and all other sums payable to Landlord under this Lease shall be paid to Landlord via ACH payment or other electronic payment made pursuant to written instructions from Landlord or by check addressed to Landlord at c/o The Davis Companies, 125 High Street, Suite 2111, Boston, MA 02110, or at such other place as Landlord shall designate in writing to Tenant from time to time.

4.4 Terms of Payment. Tenant shall pay to Landlord all Base Rent as provided in Section 4.1 above and Tenant shall pay all Additional Rent payable under Article 5 and Article 6 on the terms provided therein. Except as provided in the immediately preceding sentence and as may otherwise be expressly provided by the terms of this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of bills or statements therefor: (a) sums equal to all expenditures made and monetary obligations incurred by Landlord in accordance with the terms of this Lease for Tenant's account; and (b) all other sums of money accruing from Tenant to Landlord in accordance with the terms of this Lease.

4.5 Late Charges. If Tenant shall fail to pay any Rent within five (5) days after the date the same is due and payable or if any check received by Landlord from Tenant shall be dishonored, Tenant agrees that Landlord’s actual damages resulting therefrom are difficult to fix or ascertain. As a result, Tenant shall pay to Landlord (a) an administrative fee equal to five percent (5%) per month on the amount due, and (b) interest on the amount due from its due date until paid at the lesser of (i) the Bank of America (or its successor) prime rate of interest plus nine percent (9%) per annum (but in no event in excess of 18%) or (ii) the maximum legal rate that Landlord may charge Tenant (the “Default Rate”). Such charges shall be paid to Landlord together with such unpaid amounts as an administrative fee to compensate Landlord for administrative expenses and its cost of funds. Notwithstanding the foregoing, no administrative fee shall be due with respect to the first such late payment during any consecutive 12 month period during Term so long as Tenant pays such amount within two (2) business days after notice from Landlord (which notice need not be in writing pursuant to Article 15, but may be given by telephone or e-mail).

4.6 Security Deposit.

4.6.1-1 Security Deposit Amount. Concurrently with Tenant’s execution of this Lease, Tenant has provided Landlord with a cash security deposit in the amount of $4,262,222.71 (the “Security Deposit Amount”) as security for the faithful performance by Tenant of all of its obligations under the Lease. Landlord may apply the security deposit to cure Events of Default on all of the terms and conditions applicable to sums drawn on the Letter of Credit as further provided below (and, to the extent Landlord does so, Tenant shall replace the amounts drawn upon demand from Landlord). No later than December 2, 2024 (the “LOC Date”), Tenant shall provide Landlord with a Letter of Credit (as defined below) as security for the performance of the obligations of Tenant hereunder in the Security Deposit Amount; provided, Tenant’s failure to provide Landlord with a Letter of Credit by such date shall, at Landlord’s election, be a default under this Lease for which there shall be no cure (Tenant acknowledging that it is a material condition to this lease that Tenant provide the Letter of Credit). Upon receipt of the Letter of Credit, Landlord shall promptly return to Tenant the cash security deposit originally provided by Tenant to the extent that Landlord has not previously drawn on the same in accordance with the terms and conditions of this Lease. Tenant shall maintain the Letter of Credit throughout the Term of this Lease and for the additional period specified below.

4.6.1-2 Letter of Credit Amount. Tenant shall, on or before the LOC Date, deliver to Landlord a "Letter of Credit" (as defined below) in the amount of the Security Deposit Amount for the faithful performance of all terms, covenants and conditions of this Lease.

4.6.2 Letter of Credit Requirements. Each letter of credit provided to Landlord hereunder shall be in the form of an unconditional, irrevocable, standby letter of credit which shall be in full force and effect for the periods required hereby, and shall meet all of the following conditions (a "Letter of Credit"):

(a) it shall be issued for the benefit of Landlord by an "Eligible Bank" (defined below) approved by Landlord;

(b) it shall be effective on the date of this Lease and have a term of not less than one (1) year following its date of issuance and contain automatic year-to-year renewal provisions subject to the Letter of Credit issuer's obligation to notify Landlord in writing by certified mail of non-renewal at least sixty (60) days prior to the expiration of the Letter of Credit;

(c) the expiration date of the Letter of Credit shall be at least ninety (90) days following the Expiration Date of the Lease (and in connection with any Extension Option, at least ninety (90) days following the Term as so extended).

(d) it shall provide for the amount thereof as set forth in Section 4.6.1 to be available to Landlord in multiple drawings conditioned only upon presentation of a sight draft;

(e) it shall be assignable by Landlord to its successors, assigns and mortgagees and by any successive beneficiaries thereof at no cost to transferor or transferee (Tenant agreeing to pay such charges in connection with any transfer of the Letter of Credit), and shall expressly permit multiple assignments; and

(f) it shall be in such form as shall be acceptable to Landlord in its reasonable discretion, the parties acknowledging that the form attached as Exhibit 4.6.2 is acceptable.

An "Eligible Bank" shall mean a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poors Corporation and subject to a Thompson Watch Rating of C or better. Landlord agrees that as of the date of this Lease, First-Citizens Bank & Trust Company is an Eligible Bank. Tenant, at no out-of-pocket cost to Tenant, shall cause the issuing bank to provide Landlord's mortgage lender within ten (10) business days following the written request of Landlord or Landlord’s mortgagee with a written acknowledgment which evidences its consent to Landlord's collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such mortgage lender therein (provided that Tenant shall have no obligation to incur any material out of pocket costs in connection with such efforts). If (A) the issuer of the Letter of Credit (i) ceases to be an Eligible Bank, (ii) becomes insolvent or placed into FDIC receivership, (iii) shall enter into any supervisory agreement with any governmental authority or be placed into receivership by any governmental authority, or (iv) shall fail to meet any capital requirements imposed by Applicable Laws, or (B) Landlord determines in good faith that the financial condition of the Issuer is such that Landlord’s ability to draw upon the Letter of Credit is impaired, restricted, refused, or otherwise adversely affected or there is any material adverse change in financial position of the Issuer (any event described in clauses (A) and (B) of this sentence, an “Issuer Event”) then (x) Landlord may draw on the Letter of Credit in whole or in part, and the cash proceeds shall be held or applied by Landlord as provided below, and (y) Tenant shall, within 10 business days after such event, provide a substitute Letter of Credit meeting the requirements of this Section 4.6 (at which time Landlord shall return any funds drawn from the Letter of Credit and not applied in accordance with this Section 4.6).

4.6.3 Substitute Letter of Credit. Tenant shall deliver to Landlord a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in Section 4.6.2 for the applicable period not later than ten (10) days following delivery of a non-renewal notice by the Letter of Credit issuer with respect to the Letter of Credit issued to Landlord or 45 days prior to the scheduled expiration of the Letter of Credit, whichever first occurs (such date, the "Re-Delivery Deadline"). If Tenant fails to provide, replace, or deliver a substitute Letter of Credit within such 10-day period or such other period as is applicable under this Section 4.6 or an Issuer Event occurs, Landlord shall have the right to draw on the Letter of Credit in whole or in part in accordance with this Section 4.6 and such occurrence shall, at Landlord’s election, be an Event of Default not subject to any rights of notice or cure under this Lease. Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Security Deposit Amount in the form of an amended or substitute Letter of Credit in compliance with the requirements for the initial Letter of Credit prior to the Re-Delivery Deadline shall not be subject to any rights of notice or cure under this Lease.

4.6.4 Landlord's Rights Upon Default. Upon the occurrence of any of the Events of Default described in Article 13 hereof, an Issuer Event, or any other event giving rise to Landlord’s right to draw on the Letter of Credit, in addition to any other rights or remedies available to Landlord under this Lease, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord's other rights and remedies under this Lease upon the occurrence of any of the Events of Default, apply the amount drawn to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such default. If Landlord uses any portion of the amount drawn on the Letter of Credit to cure any Event of Default by Tenant hereunder, Tenant shall forthwith provide a replacement Letter of Credit in such amount within ten (10) days following written notice from Landlord in the manner directed by Landlord in such notice (which shall be in the form of a new or amended Letter of Credit, or in the form of a cash payment). If Tenant fails to restore the full amount of the Letter of Credit within such 10-day period, then the amount of such deficiency shall be subject to the charges described in Section 4.5. During any period that Landlord is holding the proceeds of the Letter of Credit in the form of cash, Landlord shall not be required to keep the same separate from its general funds, and Tenant shall not be entitled to interest on any such funds.

4.6.5 Sale of Building. In the event of a sale or other transfer of the Building (or Landlord's interest therein), Landlord shall transfer the Letter of Credit and shall transfer or credit the balance of any sums drawn on the Letter of Credit (to the extent not applied in accordance with this Section 4.6) to the new owner or to transferee and shall notify Tenant of the same and of the transferee’s address. Upon any such transfer or credit and written confirmation of the successor landlord that it has received such sums and the Letter of Credit, as applicable, and assumes all of Landlord's obligations under this Lease, Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit; and Tenant agrees to look to the new landlord for the return of the same. If Tenant is not in default hereunder at the end of the Term, Landlord will, within forty-five (45) days after the later of (x) the date that Tenant has satisfied of all of its obligations under this Lease and (y) the expiration or earlier termination of the Lease, return any amounts being held from the Letter of Credit (to the extent such amounts have not applied by Landlord in accordance with this Section 4.6), and the Letter of Credit to Tenant or the last permitted assignee of Tenant's interest hereunder at the expiration of the Term.

4.6.6 Reduction of Security Deposit. Tenant shall have the one-time right to reduce the Security Deposit Amount to the amount of $2,131,111.35 on the date (the “Reduction Date”) that all of the following conditions have been satisfied: (a) Tenant and any Affiliated Company (as defined in Section 12.6) is in occupancy of no less than seventy-five percent (75%) of the Premises for the Permitted Use; (b) Tenant has paid Base Rent in the aggregate amount of (i) the Abated Base Rent, plus (ii) the full Finish Work Allowance (as defined herein), plus (iii) all leasing commissions paid by Landlord in connection with this Lease, and plus (iv) all out-of-pocket legal expenses paid by Landlord in connection with this Lease (collectively, the “Reimbursement Expenses”); and (c) no monetary Event of Default has occurred prior to the Reduction Date and no nonmonetary Event of Default has previously occurred and is then continuing.

Upon request by Tenant following the expiration of the Partial Abatement Period, Landlord shall provide Tenant with a statement containing Landlord’s calculation of the Reimbursement Expenses and the date on which Tenant is anticipated to have paid Base Rent equal to the amount of the Reimbursement Expenses. The reduction of the Security Deposit Amount in accordance with this Section 4.6.6 shall be accomplished by Tenant’s delivery to Landlord of either (i) a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in Section 4.6.2, at which time Landlord shall surrender the prior letter of credit and execute such reasonable documentation as the issuer thereof may require to effect the termination of such prior letter of credit, or (ii) an amendment to the Letter of Credit, in which case Landlord shall execute such reasonable documentation as the issuer thereof may require to effect the reduction of the Security Deposit Amount.

4.7 Independence of Covenants. Landlord’s and Tenant’s covenants herein are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord. As such, Tenant’s obligation so to pay Rent under the Lease shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided in the Lease, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

ARTICLE 5 ADDITIONAL RENT FOR REAL ESTATE TAXES AND OPERATING EXPENSES

5.1 Definitions. Tenant agrees to pay as Additional Rent an amount calculated as hereinafter set forth. For purposes of this Article 5, the following definitions shall apply:

"Tax Year": The tax assessment year of the Town of Smithfield (January 1 –December 31) or other applicable governmental authority for real estate tax purposes or such other twelve (12)-month period as may be duly adopted in place thereof.

"Taxes": All taxes, assessments and charges of every kind and nature levied, assessed or imposed at any time by any governmental authority upon or against the Property or any improvements, fixtures and equipment of Landlord used in the operation thereof whether such taxes and assessments are general or special, ordinary or extraordinary, foreseen or unforeseen in respect of each Tax Year falling wholly or partially within the Term. Taxes shall include, without limitation, all general real property taxes and general and special assessments (provided that, with respect to any special assessments or betterments that may be paid in installments, Taxes for such Tax Year shall include only the amount of the installment plus any interest due and payable during such Tax Year), charges, fees or assessments for all governmental services or purported benefits to the Property, service payments in lieu of taxes, all business privilege taxes, business improvement district taxes or assessments, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space under any lease or in connection with the business of renting space in the Property, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of Rhode Island, or any political subdivision, public corporation, district or other political or public entity, including legal fees, experts' and other witnesses' fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. Taxes shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes (including, without limitation, any municipal income tax) and any license fees, ad valorem tax, tax measured or imposed upon rents, or other tax or charge upon Landlord's business of leasing the Property, whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall not include: (a) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other Tax that would constitute a Tax; or (b) penalties or interest for late payment of Taxes except to the extent arising from Tenant’s failure to pay such amounts, or (c) any taxes payable with respect to other property owned by Landlord that is not included within the Premises.

"Expense Year": Each calendar year, all or any portion of which shall occur during the Term of this Lease.

"Operating Expenses": All costs and expenses (and taxes, if any, thereon) paid or incurred on behalf of Landlord (whether directly or through independent contractors) in connection with the ownership, management, operation, maintenance and repair of the Project (including any sales or other taxes thereon) during the Term, including, without limitation:

(a) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons to the extent engaged in the operation, maintenance, security, cleaning and repair of the Project at or below the level of building manager (including the amount of any taxes, social security taxes, unemployment insurance contributions, union benefits) and any on-site employees of Landlord’s property management agent;

(b) subject to clause (g) below with respect to capital expenditures, the maintenance, repair and replacement of any systems or equipment used in common by, or for the benefit of, occupants of the Project and Common Areas including such repairs and replacements as may be necessary to maintain the same in proper working order and in compliance with all Applicable Laws and industry performance standards;

(c) charges of contractors for services and facilities otherwise includable in Operating Expenses, including security to the Common Areas, cleaning and removal of trash from Common Areas, snow and ice removal, landscaping, and maintenance and repair of the parking facilities, roadways and light poles;

(d) the cost of utility services for the Common Areas;

(e) the premiums for fire, extended coverage, loss of rents, boiler, machinery, sprinkler, public liability, property damage, earthquake, flood, and other insurance relative to the Project and the operation and maintenance thereof and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(f) the operation and maintenance of any areas or facilities located in Common Areas, including, without limitation, (i) the cost of utilities, repairs and insurance associated therewith, (ii) cost of the operation, maintenance, and repair of the Access Road, and (iii) any payments made by Landlord or billed to Landlord for the Property pursuant to any declaration, covenant, easement, or other agreements relating to the Project, including the Project Documents;

(g) the amortized cost of capital expenditures incurred with respect to the ownership, operation, maintenance and repair of the Project for maintenance, repairs, and replacements amortized over the greater of (y) the reasonable life of the capital expenditures as determined in the reasonable judgment of Landlord's accountant in accordance with generally accepted accounting principles and (z) ten (10) years, together with interest at the greater of nine percent (9%) per annum or Landlord’s borrowing rate for such capital expenditures on the unamortized balance of the cost of the capital item, including without limitation the installation of capital improvements that are made to the Project by Landlord in order to: (i) reduce (or avoid an increase in) operation or maintenance expenses with respect to the Project, (ii) comply with laws, regulations or orders of any governmental or quasi-governmental authority, agency or department which were enacted or became effective after the date hereof, or (iii) comply with the requirements of Landlord's insurers that become effective after the date hereof;

(h) office costs of administration; legal and accounting fees and other expenses of maintaining and auditing Project accounting records and preparing Landlord's Statements;

(i) a property management fee for management services whether rendered by Landlord (or affiliate) or a third‑party property manager equal to 2% of Base Rent, however prior to the expiration of the Partial Abatement Period the property management fee shall not be less than $7,452.51 per month; and

(j) all costs of applying for, maintaining, managing, reporting, commissioning, and re-commissioning the Building or any part thereof that is designed, renovated, modified, upgraded and/or built to be sustainable and conform with the U.S. Environmental Protection Agency’s Energy Star ® rating system and/or Design to Earn Energy Star 71 (“Energy Star Rating System”), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system, Global Real Estate Sustainability Benchmark (“GRESB”) scores, United Nations Principles for Responsible Investment, Task Force on Climate-Related Financial Disclosures, or any similar program or rating system of any successor to any of the foregoing entities or of any governmental authority that relate to sustainability issues, energy efficiency or other comparable goals or to conform with any building health and wellness standards such as WELL or Fitwel, in each case solely to the extent the same are required by Applicable Laws or otherwise necessary to meet standards established by Applicable Laws (collectively, “Green Requirements”), and costs incurred for the purpose of reducing costs for, or for the purpose of reducing or conserving the use of, energy and GHG and costs to implement recycling or composting programs or reducing waste, or costs otherwise incurred in complying with Green Requirements or for the purpose of complying with any Applicable Laws applicable to sustainability measures not in force or applicable on the Term Commencement Date (including without limitation any fines or penalties where incurred for reasons other than Landlord’s failure to meet any reporting obligations under Green Requirements, or Landlord’s failure to operate and maintain any Building systems in accordance with the standards required under this Lease); and (n) all costs of alterations, installations, improvements, replacements, repairs and equipment whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease incurred to comply with the Green Requirements or with any Applicable Laws that are intended to lower the Building’s carbon footprint or save energy; provided, that if under generally accepted accounting principles, any of the costs for improvements referred to in this clause are incurred after the Term Commencement Date and required to be capitalized (“Green CapEx”), then, notwithstanding anything to the contrary herein, such Green CapEx shall be included in Operating Expenses amortized as set forth in subparagraph (g), above.

If the Project is not ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Project been ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year, provided, however, in no event shall Landlord collect in excess of one hundred percent (100%) of the amount of Operating Expenses.

Operating Expenses shall not include: (1) utility expenses to the extent paid separately by Tenant (i.e., not as an Operating Expenses); (2) any expense for which Landlord is reimbursed by a specific tenant by reason of a special agreement or requirement of the occupancy of the Project by such tenant; (3) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants and not to Tenant; (4) all costs, fees and disbursements relating to activities for the solicitation, negotiation, execution and enforcement of leases for space in the Project (including but not limited to advertising costs, leasing commissions and attorneys' fees therefor); (5) the costs of alterations to or payment of allowance for, or the decorating or the redecorating of, space in the Project leased to other tenants; (6) except as stated in subparagraph (h) of the definition of Operating Expenses, the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, including costs of selling, syndicating, financing or mortgaging any of Landlord's interest in the Project; (7) rentals payable under any ground or underlying lease, if any; (8) except as stated in subparagraph (g) of the definition of Operating

Expenses, depreciation, interest and principal payments on mortgages and other debt costs, if any; (9) repairs or other work required due to fire or other casualty to the extent of insurance proceeds actually received by Landlord (or would have been received had Landlord carried insurance required by this Lease); (10) capital improvements to the extent not expressly included in the definition of “Operating Expenses”; (11) payments to affiliates of Landlord (excluding property management fees) but only to the extent that they exceed market charges; (12) salaries of executive officers of Landlord (other than those executive officers that provide services that could otherwise be provided by a third party consultant, such as accounting, and then only to the extent not in excess of the reasonable cost of such third party service); (13) depreciation claimed by Landlord for tax purposes; (14) penalties, fines and other damages incurred due to violation by the Landlord of any lease or any laws and any interest or penalties attributable to late payment by Landlord of any of the Operating Expenses (except to the extent resulting from Tenant’s late payment); (15) costs and expenses of investigating, monitoring and remediating Hazardous Substances on, under or about the Building, the Property or the Project; and (16) costs allocated solely to any other building in the Project including, without limitation, the costs to develop any building on other property owned by Landlord.

Landlord shall consult with Tenant prior to finalizing the annual budget for Operating Expenses in each year of the Term. Landlord shall periodically competitively bid any service provided by Landlord and included within Operating Expenses (other than property management services and services already under contract for a term that is not expiring) that is subject to a contract with annual payments if there are at least two qualified service providers available in the market, such bidding to occur on a schedule consistent with the market practices of Comparable Buildings.

Operating Expenses that are incurred jointly for the benefit of the Building and one or more other buildings or properties may be allocated between the Building and the other buildings or properties in accordance with the ratio of their respective rentable areas calculated using a consistent methodology or on any other reasonable basis determined by Landlord.

"Tenant's Share": Tenant's Share shall be 100%. Landlord shall apportion Operating Expenses for the Project to the Premises based on the proportionate square feet of improvements in the Project benefiting from the same unless Landlord determines in good faith that such apportionment should be equitably determined on another basis, such as usage or as may otherwise be required pursuant to the Project Documents. Landlord may elect to allocate Operating Expenses separately among tenants with different use categories in the Project from time to time based on such factors as the Landlord reasonably determines (rather than on a proportionate basis based on square feet) if Landlord reasonably determines it is necessary to fairly allocate the Operating Expenses. Operating Expenses incurred for the benefit of less than all of the tenants at the Project may be allocated among such tenants based on the rentable square footage of their respective premises or on any other reasonable basis determined by Landlord.

"Landlord's Statement": An instrument containing a computation of any Additional Rent due pursuant to the provisions of this Article 5.

5.2 Payment of Taxes. Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, Tenant's Share of Taxes payable in respect of any Tax Year falling wholly or partially within the Term (which payment shall be adjusted by proration with respect to any partial Tax Year). Within thirty (30) days after the issuance by the Town of Smithfield or other applicable governmental authority of the bill for Taxes, Landlord shall submit to Tenant a copy of such bill, together with Landlord's Statement and Tenant shall pay the Additional Rent set forth on such Landlord's Statement (less the amount of estimated payments paid by Tenant on account thereof) as set forth herein. Landlord, at its option, may require Tenant to make monthly payments on account of Tenant's Share of Taxes. The monthly payments shall be one‑twelfth (1/12th) of the amount of Tenant's Share of Taxes and shall be payable on or before the first day of each month during the Term, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to revise such estimates from time to time. If Landlord’s statement shows that the estimated Taxes paid by Tenant exceed the actual amount of Tenant’s Share of Taxes for such Tax Year, Landlord shall, at Landlord’s election, either (i) reimburse Tenant for the amount so overpaid by Tenant within thirty (30) days after the issuance of Landlord’s Statement, or (ii) credit such amount against Tenant’s estimated payments of Taxes next coming due (except at the end of the Term, in which cause alternative (i) shall be implemented). If Landlord shall receive any tax refund or reimbursement of Taxes with respect to any Tax

Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term) multiplied by Tenant’s Share against Tenant’s estimated payments of Taxes next coming due (or refund such amount if the Term of this Lease has ended and Tenant has no further obligation to Landlord); provided, however, that in no event shall Tenant be entitled to a credit in excess of the payments made by Tenant on account of Taxes for such Tax Year. If Tenant reasonably believes that Taxes with respect to the Property are over assessed by the tax assessor for the Town of Smithfield, at Tenant’s request made at least 30 days prior to the expiration of the right to appeal or seek an abatement of the same, Landlord shall use commercially reasonable efforts to seek an abatement of Taxes with respect to the Property for the applicable Tax Year (any reasonable out-of-pocket expenses incurred by Landlord in connection with such effort being includable in Taxes).

5.3 Payment of Operating Expenses. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of all Operating Expenses in respect of each Expense Year. Tenant shall pay a sum equal to one‑twelfth (1/12) of the amount of Tenant's Share of Operating Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates and to revise such estimates from time to time. Landlord shall endeavor, within one hundred twenty (120) days after the expiration of each Expense Year, to prepare and furnish Tenant with Landlord's Statement showing the Operating Expenses incurred during such Expense Year. Within thirty (30) days after receipt of Landlord's Statement for any Expense Year setting forth Tenant's Share of Operating Expenses attributable to such Expense Year, Tenant shall pay Tenant's Share of such Operating Expenses (less the amount of estimated payments paid by Tenant on account thereof) to Landlord as Additional Rent. If Landlord’s statement shows that the estimated Operating Expenses paid by Tenant exceed the actual amount of Tenant’s Share of Operating Expenses for such Expense Year, Landlord shall, at Landlord’s election, either (i) reimburse Tenant for the amount so overpaid by Tenant within thirty (30) days after the issuance of Landlord’s Statement, or (ii) credit such amount against Tenant’s estimated payments of Operating Expenses next coming due (except at the end of the Term, in which cause alternative (i) shall be implemented).

5.4 Payment of Utilities. The Premises is separately metered for all utilities. Commencing on the Commencement Date, Tenant shall pay for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon, directly to the providers thereof. Tenant shall take all steps required by the respective utility companies to provide for direct billing to Tenant for any utilities serving the Premises including, without limitation, making applications to the utility company in connection with such service and making any deposits as the utility company shall require. Tenant agrees to pay, or cause to be paid, all charges for utilities consumed in the Premises (or by special facilities serving the Premises), punctually as and when due directly to the provider of such service. From time to time, if requested by Landlord, Tenant shall provide Landlord with evidence of payment to, and good standing with, such utility company as Landlord may reasonably require. Tenant covenants and agrees to indemnify, hold harmless and defend Landlord against all liability, cost and damage arising out of or in any way connected to Tenant’s payment, non-payment or late payment of any and all charges and rates and deposits to such utility company relating to the Premises. Tenant shall maintain all meters serving the Premises in good operating condition.

5.5 Landlord's Statements.

5.5.1 Delivery of Statements. Landlord will deliver Landlord's Statements to Tenant during the Term. Landlord’s delay or failure to render Landlord's Statement with respect to any Expense Year or any Tax Year beyond a date specified herein shall not prejudice Landlord's right to render a Landlord's Statement with respect to that or any subsequent Expense Year or subsequent Tax Year provided that the same is delivered within three years after the end of such Expense Year or Tax Year, as the case may be. The obligations of Landlord and Tenant under the provisions of this Article with respect to any Additional Rent incurred during the Term shall survive the expiration or any sooner termination of the Term. If Landlord fails to give Tenant a statement of projected Operating Expenses prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses in accordance with the previous statement, until Tenant receives a new statement from Landlord. Landlord’s Statements shall be conclusive between the parties absent manifest error, subject to the provisions of Section 5.5.2, below.

5.5.2 Tenant Inspection Rights. During the twelve (12) month period after receipt of any Landlord's Statement (the “Review Period”), Tenant may inspect and audit Landlord's records relevant to the cost and expense items reflected in such Landlord's Statement (a “Tenant Audit”) at the offices of Landlord’s management company at a reasonable time mutually agreeable to Landlord and Tenant during Landlord's usual business hours. Each Landlord's Statement shall be conclusive and binding upon Tenant unless within six (6) months after receipt of such Landlord's Statement Tenant shall notify Landlord that it disputes the correctness of Landlord's Statement, specifying the respects in which Landlord's Statement is claimed to be incorrect. Tenant’s right to conduct any Tenant Audit shall be conditioned upon the following: (a) no Event of Default shall be ongoing at the time that Tenant seeks to conduct the Tenant Audit; (b) in no event shall any Tenant Audit be performed by a firm retained on a “contingency fee” basis; (c) the Tenant Audit shall be concluded no later than thirty (30) days after the end of the Review Period; (d) any Tenant Audit shall not unreasonably interfere with the conduct of Landlord’s business; (e) Tenant and its accounting firm shall treat any information gained in the course of any Tenant Audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing any Tenant Audit; (f) Tenant’s accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and Landlord shall have the right to point out errors or make suggestions with respect to such audit report, and any appropriate comments or clarifications by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and avoid the dispute resolution mechanism set forth in the following paragraph and not to unduly influence Tenant’s auditor in the preparation of the final audit report; and (g) the Tenant Audit shall be conducted by Tenant at its sole cost and expense unless the results of such Tenant Audit show that Landlord’s Statement overstated the amount of Operating Expenses owed by Tenant for the relevant billing period by more than five percent (5%) in which case Landlord shall be responsible for payment of such costs and expenses. If Tenant makes a timely exception within the Review Period, Tenant shall nonetheless pay the amount shown on the Landlord’s Statement in the manner prescribed in this Lease, without any prejudice to such exception, and any overpayments identified during any Tenant Audit, if any, shall be applied as a credit against the amount of Additional Rent owed by Tenant within thirty (30) days following the Tenant Audit.

Any dispute arising out of or relating to the results of a Tenant Audit shall be submitted to and determined in binding arbitration under the expedited Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted before and by a single arbitrator that is a certified public accountant with at least 10 years’ experience overseeing books and records for similar properties (a “Qualified Arbitrator”) selected by the parties. If the parties have not selected an arbitrator within thirty (30) days of written demand for arbitration, the Qualified Arbitrator shall be selected by the Boston office of the American Arbitration Association on application by either party. The parties agree that the arbitration hearing shall be held within thirty (30) business days following notification to the parties of the appointment of such arbitrator, and that the arbitration proceedings shall be concluded within thirty (30) business days following the first scheduled arbitration hearing. Each party shall bear all its own expenses of arbitration and shall bear equally the costs and expenses of the arbitrator. All arbitration proceedings shall be conducted in the City of Boston, Commonwealth of Massachusetts, and shall apply the laws of the State of Rhode Island in accordance with Section 19.19. Landlord and Tenant further agree that they will faithfully observe this agreement and rules, and that they will abide by and perform any award rendered by the arbitrator and that a judgment of the court having jurisdiction may be entered upon the award. The duty to arbitrate shall survive the cancellation or termination of this Lease.

ARTICLE 6 LANDLORD SERVICES

6.1 Services. Landlord shall provide the following services to the Premises (subject to Tenant’s reimbursement and payment obligations therefor in accordance with the operation of Article 5 hereof):

(a) Maintenance of exterior drives, walkways and parking areas serving the Project including (i) paving, (ii) plowing to keep the same free of unreasonable accumulations of snow, and (iii) sweeping to keep the same free of debris.

(b) Maintenance and repair and lighting of exterior drives, walkways and parking areas serving the Project.

(c) Access by Tenant to the Premises and Common Areas serving the same twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, except for emergency situations outside of Landlord’s control and subject to Landlord’s Rules and Regulations. Tenant shall comply with all Applicable Laws and other local requirements governing noise emission from the Premises or related to Tenant’s use thereof, including, without limitation, any time limitation related to Tenant’s access and occupancy twenty-four (24) hours per day.

(d) Maintenance and repair obligations set forth in Section 8.1, below.

Landlord agrees to furnish or cause to be furnished to the Premises services described herein, subject to the conditions and in accordance with the standards set forth herein. Landlord’s failure to furnish any of such services when such failure is caused by accidents, the making of repairs, alterations or improvements, or by Force Majeure (as defined in Section 19.22, below), shall not result in any liability to Landlord (to the maximum extent permitted pursuant to Applicable Laws). Tenant shall not be entitled to any abatement or reduction of rent by reason of such failure, no eviction of Tenant shall result from such failure and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service promptly.

6.2 Additional Services. Landlord may impose reasonable charges for any unanticipated, additional costs incurred by Landlord for additional or unusual services to Common Areas required because of any particular use of the Premises or the negligence or willful misconduct of Tenant. The expense charged by Landlord to Tenant for any such services be (i) reasonably calculated by Landlord based on Landlord’s actual costs, and (ii) shall constitute Additional Rent and shall be payable in accordance with Section 4.4.

6.3 Excessive Use of Utilities.

6.3.1 Prohibited Activities. Tenant shall comply with the conditions of occupancy and connected utility loads reasonably established by Landlord for the Building and Tenant shall not use utilities or other services in excess of the services described above in Section 6.1 or in a manner that (a) overloads Building systems, or (b) interferes with proper functioning of any Building systems or service equipment. If Tenant requires additional utility capacity from a utility provider during the Term, Landlord shall use commercially reasonable efforts to cooperate with Tenant, at no cost or liability to Landlord, to assist Tenant with Tenant’s obtaining the same, provided that such cooperation does not delay Tenant’s receipt of the certificate of occupancy for the Building and such increased capacity available to the Premises to meet Tenant’s needs does not materially reduce capacity available to any other portion of the Project.

6.3.2 Landlord’s Right to Survey Usage. Landlord may survey Tenant’s use of services from time to time. Tenant shall pay Landlord all costs arising out of any excess use by Tenant or anyone claiming by, through or under Tenant including the cost of all repairs and alterations to the Building’s mechanical and electrical systems (including the installation of any additional meters necessary to measure Tenant’s excess use) and the cost of additional services made available to Tenant beyond those required by this Lease, if any. Such costs shall constitute Additional Rent and Tenant shall pay such costs pursuant to Section 4.4.

6.4 Maintenance of Common Areas. The manner in which the Common Areas are maintained and operated shall be in accordance with the standards of Comparable Buildings (as defined in Section 16.2). Landlord reserves the right from time to time to (a) make such improvements, alterations and repairs to the Common Areas as may be required by governmental authorities or by utility companies servicing the Project; (b) construct, maintain and operate lighting and other facilities on all said areas and improvements in the ordinary course of performing Landlord’s obligations under this Lease; and (c) to add or remove improvements and facilities to or from the Common Areas in the ordinary course of performing Landlord’s obligations under this Lease, provided that Landlord shall not materially impair the Tenant’s ability to operate its business in or reasonable access to the Premises, except temporary impairments required by said changes. The use of the Common Areas shall be subject to such reasonable regulations and changes therein as Landlord shall make from time to time, including (but not by way of limitation) the right to close from time to time, if necessary, all or any portion of the Common Areas to such extent as may be legally sufficient, in the opinion of Landlord’s counsel, to prevent a dedication thereof or the accrual of rights of any person or of the public therein; provided, however, Landlord shall do so at such times and in such manner as shall minimize any disruption to Tenant to the extent reasonably possible. Nothing in this Section 6.4 shall be deemed to limit or restrict the rights of others with respect to Common Areas not located on the Property.

6.5 Access to Premises.

6.5.1 Landlord’s Right of Entry. Landlord shall have the right to enter the Premises without abatement of Rent at all reasonable times upon not less than 24 hours’ prior notice to Tenant which may be given by telephone or electronic mail (except in emergencies when no advance notice shall be required), (a) to supply any service to be provided by Landlord to Tenant hereunder, (b) to show the Premises to Landlord’s Mortgagee and to prospective purchasers, mortgagees and (during the last 18 months of the Term) tenants, (c) to inspect, alter, improve or repair the Premises and any portion of the Property, and (d) to introduce conduits, risers, pipes and directs to and through the Premises as needed in order for Landlord to satisfy its obligations under this Lease, provided that in exercising any such right, Landlord will cause all such conduits, risers, pipes and ducts to be placed above dropped ceilings, within walls, or below floors or in closets, to the extent reasonably practicable. In conducting any such activities, Landlord shall use reasonable efforts not to disrupt the conduct of Tenant’s business operations. With respect to non-emergency entries by Landlord pursuant to this paragraph, Tenant shall have the opportunity to have a representative of Tenant accompany Landlord on any such entry. Notwithstanding the foregoing, Tenant may identify certain areas of the Premises not to exceed 60% of the Premises in the aggregate that require limited access and special security measures (“Secure Areas”) by written notice to Landlord from time-to-time. Landlord shall not enter the Secure Areas without being accompanied by a representative of Tenant except in the event of an emergency threatening life or property or to provide services required to be provided to Tenant by Landlord pursuant to this Lease, or otherwise with Tenant’s prior consent. Landlord’s personnel entering the Secure Areas shall comply with Tenant’s reasonable safety protocols and procedures, which may include, at Tenant’s sole cost, “gowning up” and appropriate EH&S training. Furthermore, Tenant may require individuals entering the Premises (other than in an emergency) to execute a commercially reasonable non-disclosure agreement (provided that individuals whose employers are subject to a non-disclosure agreement with Tenant covering such individuals shall be exempt from such requirement). In no event shall Landlord be deemed to be in default of this Lease due to its inability to access the Premises or any Secure Areas from time to time as a result of Tenant denying Landlord access thereto upon Landlord’s request or otherwise preventing Landlord from having access.

6.5.2 Tenant’s Keys. For each of the purposes stated above in this Section 6.5, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas, and Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises.

6.6 PH Neutralization. As part of Tenant’s Finish Work, Tenant shall have the right to install a pH neutralization and/or bio-kill system (the “PH Neutralization System”) serving the Building to connect to the municipal sewer line in the street adjacent to the Building, subject to Exhibit 3.1, including, without limitation, Tenant’s compliance with all Applicable Laws and obtaining all applicable permits at Tenant’s sole cost and expense. So long as Tenant is leasing the entire Building, Tenant shall have exclusive use of the PH Neutralization System, and shall be solely responsible for all costs, charges and expenses in connection with or arising out of the installation, operation, use, maintenance, inspect, repair or refurbishment of the PH Neutralization System, including all clean-up costs relating to the PH Neutralization System (collectively, “System Costs”). If, at any time during the Term, Tenant is no longer leasing the entire Building, and the PH Neutralization System is being used by other tenant(s) or occupant(s) of the Building, then, during such time period, Tenant shall only be obligated to pay its proportionate share of the System Costs (based on the rentable square footage of tenants utilizing the same). Notwithstanding the foregoing, in the event the PH Neutralization System is damaged or repairs to the PH Neutralization System are required as a result of the improper use of the PH Neutralization System by Tenant, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the PH Neutralization System is then being used by other tenant(s) or occupant(s) of the Building. Similarly, if the PH Neutralization System is damaged, or if repairs to the PH Neutralization System are required as a result of the improper use of the PH Neutralization System by other tenant(s) or occupant(s) of the Building, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s).

Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Rhode Island Water Resources Board (“WRB”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the WRB and any other applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall be solely responsible for obtaining and maintaining during the Term (m) any permit required by the WRB (“WRB Permit”) to operate the Building sewer system for use by the Building, generally and (n) and, at Tenant’s sole risk, Tenant shall retain a qualified consultant with a wastewater treatment operator license from the State of Rhode Island to oversee the operation and maintenance of the PH Neutralization System. Tenant shall provide Landlord with copies of any submissions that it makes to the WRB with respect to the PH Neutralization System. Tenant shall not introduce anything into the PH Neutralization System (x) in violation of the terms of the WRB Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the PH Neutralization System. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in order to obtain the WRB Permit. Tenant shall reimburse Landlord within ten (10) business days after demand for any third-party costs incurred by Landlord pursuant to this Section. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (the “Landlord Parties”) harmless from and against any and all Claims arising out of Tenant’s use of the PH Neutralization System, including (a) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (b) damages arising from any adverse impact on marketing of space in the Project or any portion thereof, and (c) sums paid in settlement of claims that arise during or after the Term as a result of Tenant’s improper use of the PH Neutralization System. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority caused by Tenant’s improper use of the PH Neutralization System.

ARTICLE 7 CONDUCT OF BUSINESS BY TENANT

7.1 Permitted Use. The Premises shall be used and occupied only for laboratory, research and development, pilot, clinical, and commercial manufacturing for life sciences purposes, and for ancillary office, warehousing and other lawful ancillary uses consistent with life sciences use, in each case to the extent permitted pursuant to Applicable Laws and consistent with Comparable Buildings (as defined in Section 16.2) (collectively, the “Permitted Use”), but expressly excluding medical, clinical (other than clinical research permitted pursuant to Applicable Laws that is consistent with first class laboratory and commercial manufacturing for life sciences purposes), government and education (as distinguished from training of staff) offices. Tenant shall not use or occupy, or permit the use or occupancy of, the Premises or any part thereof for any use other than the Permitted Use specifically set forth above or in any illegal manner, or in any manner that, in Landlord's judgment, would adversely affect or interfere with any services required to be furnished by Landlord to Tenant, or with the proper and economical rendition of any such service, or with the use and enjoyment of any part of the Project by any other tenant or occupant. To the extent that any portion of the Premises is designed for mechanical, chemical storage or other ancillary use serving the primary portion of the Premises, such area(s) shall only be used for the purpose for which such area(s) has been designed as the same may be modified from time to time in compliance with this Lease. Tenant agrees that it will not exceed the maximum floor bearing capacity for the Premises. Landlord represents to Tenant that, as of the Effective Date, Landlord has received no written notice from any third party, and has no actual knowledge, that the Property violates any of the Project Documents.

7.2 Tenant's Personal Property. Tenant shall be responsible for any ad valorem taxes on its personal property (whether owned or leased) and on the value of its leasehold improvements made by

Tenant in the Premises (which are in excess of building standard improvements), and if the taxing authorities do not separately assess Tenant's leasehold improvements, the same shall be included in “Taxes”.

7.3 Compliance with Laws.

7.3.1 Tenant’s Compliance Obligations. From and after the Commencement Date, Tenant, at Tenant's expense, shall comply promptly with the laws, ordinances, rules, regulations and orders of all governmental authorities in effect from time to time during the Term including, without limitation, the Americans with Disabilities Act ("ADA"), and all applicable federal, state and municipal building, zoning, fire, health, safety and environmental laws (the “Applicable Laws”) that shall impose any duty on Tenant with respect to the Premises or the use, occupancy or operation thereof. Tenant will obtain and maintain in full force and effect any and all licenses and permits necessary for its use. Tenant shall make any Alterations (as defined in Section 8.3.1) in or to the Premises in order to comply with the foregoing, which are necessitated or occasioned, in whole or in part by the use or occupancy or manner of use, occupancy or operation of the Premises by Tenant or any Tenant Parties (as defined below). Notwithstanding the foregoing, Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation and structural floor slabs of the Building or any of the life safety systems serving the Premises unless the same are (x) required by Tenant’s particular use of the Premises or (y) result from any Alterations made by Tenant.

7.3.2 Landlord’s Compliance Obligations. Landlord shall comply with all Applicable Laws in effect from time to time during the Term that shall impose any duty on Landlord with respect to the Common Areas servicing the Premises, excluding any matters that are Tenant's responsibility under this Lease. Notwithstanding anything to the contrary contained herein, from and after the Commencement Date, Tenant shall be responsible for legal compliance, including the requirements of the ADA, with respect to (a) any and all requirements on account of Tenant's use of, or operations in, the Premises, and (b) all Alterations designed or constructed by Tenant or its contractors or agents.

7.4 Landlord's Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached to this Lease as Exhibit 7.4, and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord of which Tenant shall have been given notice (the "Rules and Regulations"). To the extent the Rules and Regulations apply to any other portion of the Project, Landlord shall enforce the Rules and Regulations in a non-discriminatory manner against Tenant. Tenant shall not use or permit the use of the Premises in any manner that will cause waste or a nuisance, or which shall tend to unreasonably disturb other tenants of the Project.

7.5 No Liens. Tenant shall keep the Premises, Property and Project free from any liens or encumbrances arising out of any work performed, material furnished or obligations incurred by or for Tenant or any person or entity claiming through or under Tenant. Any claim to, or lien upon, the Premises, Property or Project arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises, Property and Project. If any mechanics' or other lien shall be filed against the Premises, Property or Project purporting to be for services, labor or material furnished or to be furnished at the request of the Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ten (10) days after Tenant receives notice of the filing thereof from Landlord.

7.6 Hazardous Substances.

7.6.1 Tenant’s Obligations.

7.6.1.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit 7.6.1.1. Tenant hereby represents, warrants and covenants that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s subtenants or assigns, or any of their respective employees, contractors and subcontractors of any tier, entities with a contractual relationship with such parties (other than Landlord), or any entity acting as an agent or sub-agent of such parties or any of the foregoing (collectively, “Tenant Parties”) will produce, use, store or generate any “Hazardous Substances”, as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Substance to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released”, as that term is defined below, on, in, under or about the Premises, Property or Project. If any information provided to Landlord by Tenant on any Environmental Questionnaire, or otherwise relating to information concerning Hazardous Substances, is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord’s request, or in the event of any material change in Tenant’s use of Hazardous Substances at the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire. Tenant may use additional Hazardous Substances that are necessary for Tenant’s business operations in the Premises so long as such use complies with the terms and conditions of this Lease, is consistent with first class life science and medical device uses undertaken in Comparable Buildings and Tenant provides Landlord with an updated Environmental Questionnaire identifying such use (which updates may be provided quarterly rather than with the introduction of each such Hazardous Substance).

Tenant shall not install or permit any underground storage tank at the Premises. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the Release (as defined below) of any Hazardous Substances at, upon, under or within the Premises, Property or Project; and (ii) shall not engage in activities at the Premises that give rise to, or lead to the imposition of, liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises, Property or Project. For purposes of this Lease, “Hazardous Substances” means all flammable explosives, petroleum and petroleum products, oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs“), medical waste, per- or polyfluoroalkyl substances, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may hereafter be determined to be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” under any Environmental Laws. The term “Hazardous Substances” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, “Release“ or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Substances into the environment.

Notwithstanding anything contained herein to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant perform work above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS“) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL“) or such nationally recognized new or replacement standards as Landlord may reasonable designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises.

7.6.1.2 Notices to Landlord. Unless Tenant is required by Applicable Laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Substance in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, Property or Project, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Substances in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Substances Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Substances Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws”, as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Substances Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Property without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Substances Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq.; and any Rhode Island or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Commencement Date, or thereafter adopted, published or promulgated.

7.6.1.3 Releases of Hazardous Substances. If there occurs any Release of any Hazardous Substance in, on, under, from or about the Premises arising on or after the date Tenant takes possession of the Premises, or requiring any Clean-Up (as defined below), in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective, remedial and other Clean-up action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 7.6, including, without limitation, Section 7.6.6, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises and Property are remediated to a condition allowing unrestricted use of the Premises for uses that would have been permitted but for the Release (i.e., to a level that will allow any future use of the Premises, including residential if permitted, without any engineering controls or deed restrictions), all in accordance with the provisions and requirements of this Section 7.6. Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Substance to the appropriate governmental authority, identifying Tenant as the responsible party. Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Substances in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive. Nothing in this Section 7.6.1.3 shall be deemed to make Tenant responsible for (i) a Release existing at the Property as of the date of this Lease including the presence of any Hazardous Substances identified in the Existing Environmental Report (as defined below), (ii) Hazardous Substances migrating to the Premises or Property not resulting from the acts or omissions of any Tenant Parties, or (iii) a Release of Hazardous Substances caused by any Landlord Parties (collectively, “Excluded Hazardous Substance Conditions”). For the avoidance of doubt, the parties agree that Hazardous Substances (x) brought onto the Premises by, through, or under Tenant and/or (y) existing at the Property as of the date of this Lease that are exacerbated by Tenant, shall not constitute “Excluded Substance Hazardous Conditions”.

7.6.1.4 Existing Hazardous Materials. Landlord has delivered to Tenant a copy of an environmental site assessment entitled “Phase I Environmental Site Assessment 100 Technology Way, Smithfield, Rhode Island Dated December 6, 2022” prepared by Tetra Tech (the “Existing Environmental Report”). Except as disclosed in the Existing Environmental Report, Landlord has no knowledge of the Release of Hazardous Substances at or from the Property in violation of Environmental Laws.

7.6.2 Indemnification.

7.6.2.1 In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Term, whether foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Substances in, on, under or about the Premises, Property or Project by any Tenant Party, except to the extent such liabilities result from the negligence or willful misconduct of Landlord following the Commencement Date. The foregoing obligations of Tenant shall include, without limitation: (i) the costs of any required or necessary removal, repair, cleanup or remediation of the Premises, Property and Project, and the preparation and implementation of any closure, removal, remedial or other required plans; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith. It is the express intention of the parties to this Lease that Tenant assumes all such liabilities, and holds Landlord harmless from all such liabilities, associated with the environmental condition of the Premises, arising on or after the date Tenant takes possession of the Premises except that Landlord, and not Tenant, shall be responsible for any Excluded Hazardous Substance Condition (including the Clean-Up (as defined below) of the same).

7.6.2.2 By Landlord. Landlord shall be solely responsible for and shall protect, defend, indemnify and hold Tenant, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) which arise during or after the Term with respect to Excluded Hazardous Substance Conditions.

7.6.3 Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Substances used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to reasonably review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Substances management plans and programs, any and all Hazardous Substances risk management and pollution prevention programs, and any and all Hazardous Substances emergency response and employee training programs respecting Tenant’s use of Hazardous Substances. Upon request of Landlord, made no often than annually so long as no Event of Default is continuing, Tenant shall deliver to Landlord reasonable documentation explaining the nature and scope of Tenant’s activities involving Hazardous Substances and confirming Tenant’s compliance, in all material respects, with Environmental Laws and the terms of this Lease.

7.6.4 Assurance of Performance.

7.6.4.1 Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform “Environmental Assessments”, as that term is defined below, to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Substances. For purposes of this Lease, “Environmental Assessment” means an assessment including, without limitation: (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the “all appropriate inquiries” requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment.

7.6.4.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord (and shall not be an Operating Expense); provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 7.6, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

7.6.5 Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 8.6.2; (ii) cause all Hazardous Substances (other than Excluded Hazardous Substance Conditions) to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by any Tenant Parties to store any Hazardous Substances on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

7.6.6 Clean-up.

7.6.6.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Substances as to which Tenant has a removal or remediation obligation under this Section 7.6, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Substances is required by applicable Environmental Laws, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation of any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Substances in accordance with all applicable laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such 30-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

7.6.6.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

7.6.6.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Substances in accordance with Applicable Laws.

7.6.6.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Section 2.2) until Tenant has fully complied with its obligations under this Section 7.6.

7.6.7 Confidentiality. Unless compelled to do so by Applicable Laws, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Laws, it shall provide Landlord with reasonable advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order provided that the obligation to provide Landlord with advance notice shall not limit Tenant from making such disclosures within the time periods required by Applicable Law. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 7.6.7.

7.6.8 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

7.6.9 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any applicable Environmental Laws. Tenant shall, at Landlord’s request made no more often than annually (other than following an Event of Default) provide Landlord with a copy of any such business response plan or inventory.

7.6.10 Fire Control Areas. Notwithstanding anything to the contrary in this Lease, Tenant shall not use in excess of the number of fire control areas permitted pursuant to Applicable Laws within the Building for the storage of Hazardous Substances or, if Tenant is no longer the only tenant of Landlord in the Building, such lesser amount as is determined based on the ratio of the rentable square footage of the Premises to the total rentable square footage of leasable area in the Building as reasonably determined by Landlord on a consistent basis. In the event of a Transfer following such time, if any, as Tenant is no longer the only tenant of Landlord in the Building, if the use of Hazardous Substances by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Building in excess of the amount allotted to Tenant, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the Uniform Building Code (UBC) as an “H” occupancy area for the use and storage of Hazardous Substances, or take such other action as is necessary to ensure that its share of the fire control areas of the Building is not greater than New Tenant’s allotment of such areas.

7.6.11 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 7.6 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 7.6 have been completely performed and satisfied.

ARTICLE 8 ALTERATIONS, IMPROVEMENTS AND SIGNAGE

8.1 Landlord’s Obligations. In addition to Landlord’s obligations under Section 6.1 above, Landlord will maintain in good repair, reasonable wear and use excepted (except casualty and condemnation which shall be governed by Article 10 and Article 11, respectively), all Common Areas, the utility systems (other than cable and telephone service and any transformers) from the lot line to the point of connection to the Building, and the foundation, structural columns, exterior façade (including walls), roof system (including structure, roof drains and membrane), load-bearing walls existing as of the date of this Lease, structural floor slabs existing as of the date of this Lease, exterior windows exterior doors, passenger and freight elevators, fire and life safety system (excluding fire alarm and life safety system, and the pipes/sprinkler heads, within the Building), and main fire pump serving the Building. The cost of this maintenance and repair shall be included in Operating Expenses and shall be subject to reimbursement under Article 5 hereof to the extent provided therein. Maintenance and uninsured repair expenses caused by Tenant’s willful misconduct or negligent acts or omissions shall be paid directly to Landlord by Tenant in accordance with Section 4.4, and shall not constitute an Operating Expense. The structural elements of the Building and the systems of Building for which Landlord is responsible under this Section 8.1 shall be in good working order on the Commencement Date. Prior to the Commencement Date, Landlord will perform XFMR Preventative Maintenance testing on the two (2) existing cast-coil transformers, ‘Transformers A and B’, via Schneider Electric, and Landlord shall deliver the transformers to Tenant in good working order and suitable for continuous operations on the Commencement Date.

8.2 Tenant’s Obligations. Tenant will maintain in good repair, reasonable wear and use excepted, the entire Premises except to the extent expressly set forth in Section 8.1, above, including the Building Systems (as defined below in Section 8.3.1), the Existing Equipment, and any Alterations, fixtures and supplemental HVAC units that are dedicated to Tenant’s exclusive use, and at Tenant’s cost and expense, shall make all repairs and replacements necessary to preserve the same in good working order and in a clean, safe and sanitary condition, will suffer no waste. In furtherance of the foregoing, Tenant shall maintain in force and provide a copy of same to Landlord upon request, service repair and full service maintenance contracts with respect to the HVAC system, the fire alarm system and pipes/sprinkler heads within the Building, and other Building Systems for which Tenant is responsible in form reasonably satisfactory to Landlord (collectively, the “Maintenance Contract”) with contractors or servicing organizations reasonably approved by Landlord. Tenant shall provide Landlord with copies of preventative maintenance reports on a quarterly basis and shall, from time to time within five (5) days of Landlord’s request, provide Landlord with copies of Maintenance Contracts, testing reports, and other service reports for the maintenance performed by Tenant, including, without limitation HVAC, fire alarm systems and pipes/sprinkler heads, and other Building Systems for which Tenant is responsible.

Tenant shall maintain, at its own expense, in good order, condition and repair to Landlord’s reasonable satisfaction, all plumbing facilities and electrical fixtures and devices (including replacement of all lamps, starters and ballasts) located at the Premises. Tenant shall repair, at its cost, all deteriorations or damages to the Property occasioned by its negligent acts or omissions or willful misconduct (subject to the provisions of Section 9.6). If Tenant does not make any of such repairs or should Tenant fail to obtain the Maintenance Contract within twenty (20) days following notice from Landlord (or if such repairs will take more than 20 days to complete, Tenant shall have such additional time to complete the same so long as Tenant commences the repair within the 20-day period and prosecutes completion of the same with diligence), Landlord may, but need not, make such repairs or obtain the Maintenance Contract, and Tenant shall pay the reasonable cost thereof as provided in Section 8.7 hereof.

Tenant shall be solely responsible for performing all janitorial and trash services and other cleaning of the Premises and the Property, all in compliance with Applicable Laws. In the event such service is provided by a third party janitorial service, and not by employees of Tenant, such service shall be performed, at Tenant’s cost, by a janitorial service reasonably approved in advance by Landlord (Landlord shall provide Tenant with a list of reasonably approved vendors upon Tenant’s request). The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with Comparable Buildings.

Tenant shall be solely responsible for the operation and maintenance of the loading area serving the Premises, in common with other tenants entitled to use the same, if any.

During the Term of this Lease, Landlord shall have the right to engage a property engineer~~,~~  or equivalent personnel from a reputable firm reasonably selected by Landlord (the parties acknowledging that Flagship Lab Services is approved for this purpose), to perform periodic oversight and inspections of the Premises, review Tenant’s maintenance contracts and records, and in general for the purpose of confirming that Tenant is maintaining, servicing, and repairing the Premises in good working order, and the cost of such services shall be included in Operating Expenses.

To assist with Tenant’s transition into the Building, Landlord shall cause the property manager to maintain in place and oversee the existing vendor and utility contracts listed on Exhibit 8.2 attached hereto, until the date that is six months following the Effective Date, with all such costs includable as an Operating Expense, provided, however, that nothing in this sentence is deemed to expand Landlord’s duties or obligations under this Lease. Landlord shall cooperate with Tenant as reasonably required in connection with the transition of such services to Tenant.

8.3 Tenant’s Alterations.

8.3.1 Landlord’s Consent to Alterations. Tenant may make improvements, installations, alterations or additions (“Alterations”) in or to the Premises or the Building, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which affects (adversely or otherwise in more than a de minimis, incidental manner) the structural portions of the Premises or the Property (the “Building Structure”) or any of the Property’s HVAC, mechanical, electrical, telecommunications, security, cabling, plumbing or other systems or equipment (the “Building Systems”), or that increases the rentable floor area of the Building, or is visible from the exterior of the Building, or which would violate any certificate of occupancy for the Building or any other permits or licenses relating to the Building. Landlord shall use commercially reasonable efforts to respond to Tenant’s requests for consent to Alterations within 20 days following delivery of the request. If Landlord fails to respond within such 20-day period, Tenant may deliver a second request to Landlord with a legend in bold and prominent print stating that “FAILURE TO REPLY TO THIS REQUEST FOR APPROVAL OF TENANT’S REQUEST FOR ALTERATIONS WITHIN TEN DAYS MAY BE DEEMED TO BE LANDLORD’S APPROVAL” and, if Landlord fails to respond within ten days following delivery of such second notice, then Landlord shall be deemed to have consented to the proposed Alterations. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior written consent, to the extent that such Alterations (i) are purely cosmetic in nature (such as painting, carpeting, and the like), (ii) do not affect Building Systems or the Building Structure adversely or otherwise in more than a de minimis, incidental manner), (iii) are not visible from the exterior of the Building, and (iv) cost less than $150,000.00 for a particular job of work. In no event shall Tenant make any Alterations in or to the Premises or the Building except as set forth in this Section 8.3.

8.3.2 Construction Standards. All Alterations made by or on behalf of Tenant shall be made and performed: (a) by contractors or mechanics approved by Landlord, who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications, as the same may be amended by Landlord and in effect at such time, (d) in accordance with all Applicable Laws, and (e) pursuant to plans, drawings and specifications (“Tenant’s Plans”), which have been reviewed and approved by Landlord prior to the commencement of the repairs or replacements and approved by, and filed with, all applicable governmental authorities (the “Construction Standards”). Landlord’s consent of Tenant’s contractors and mechanics and Tenant’s Plans shall not be unreasonably withheld, conditioned or delayed. Tenant’s submission of Tenant’s Plans shall include a schedule for completion of the Alterations; provided, however, Tenant’s failure to perform Alterations in strict compliance with the approved schedule shall not be a breach of Tenant’s obligations under this Section 8.3.2. Where required by Applicable Laws (or where reasonably requested by Landlord to confirm compliance with the same) with respect to any Alterations affecting air disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other building in the Project). In connection with any Alterations, Tenant shall submit to Landlord for its review and comment copies of any applications or submittals to governmental authorities prior to submitting the same. In no event may any conditions imposed upon Alterations result in conditions binding upon the Premises following the expiration or earlier termination of the Lease, other than de minimis conditions consistent with tenant improvements customarily found within similar facilities.

8.3.4 Security System. Subject to Tenant’s compliance with the provisions of Section 6.5.2 and Section 8.3.2 above, Tenant shall have the right to install, at its expense, a security system to secure the Premises provided that Landlord is given access cards or passwords as required to permit Landlord to enter the Premises in accordance with this Lease. Tenant acknowledges that Landlord shall have no obligation to provide security services to the Premises or Building and that Tenant shall be responsible for its own security.

8.4 Tenant’s Property. All trade fixtures, furnishings, equipment and personal property placed in the Premises by Tenant and all computer, telecommunications or other cabling and wiring and associated conduit installed in the Premises or elsewhere at the Property by or for the benefit of Tenant (collectively, the “Tenant’s Property”) shall be removed by Tenant at the expiration of the Term. Tenant shall, at its cost and expense, repair any damage to the Premises or the Property caused by such removal. Any of Tenant’s Property not removed from the Premises prior to the Expiration Date shall, at Landlord’s option, become the property of Landlord. Landlord may remove such Tenant’s Property, and Tenant shall pay to Landlord, Landlord’s cost of removal and of any repairs in connection therewith in accordance with Section 4.4 hereof. Notwithstanding anything to the contrary in this Lease, Landlord shall have the right to notify Tenant at least one hundred (150) days prior to the Expiration Date, or if the Lease terminates earlier, within thirty (30) days after such termination, whether the items designated on Exhibit 8.4, attached, shall not be considered Tenant’s Property and shall remain in the Premises at the expiration or earlier termination of this Lease. Tenant acknowledges that the Existing Equipment shall remain the property of Landlord, subject to the terms of this Lease, and that Landlord shall be entitled to all depreciation with respect to the Existing Equipment. Landlord shall have the right to label the Existing Equipment as belonging to Landlord, and Tenant shall not place any liens or encumbrances on the Existing Equipment. In no event shall Tenant remove any fixtures, furnishings or equipment, if any, paid for with the Finish Work Allowance (“Landlord Funded FF&E”) unless Tenant is so directed by Landlord at least one hundred and fifty (150) days prior to the Expiration Date. Landlord shall have the right to label any of the Landlord Funded FF&E as belonging to Landlord and Tenant shall not place any liens or encumbrances on any items of Landlord Funded FF&E. The Landlord Funded FF&E shall remain the property of Landlord and Landlord shall be entitled to all depreciation associated with the same.

8.5 Ownership and Removal. All additions, fixtures and improvements attached to or installed in or upon the Premises by Tenant or by Landlord shall be Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation, allowance or credit to Tenant. Notwithstanding the foregoing, Landlord may notify Tenant at the time Landlord grants its consent to any Alterations or Finish Work (as defined in Exhibit 3.1), that Landlord may require at the Expiration Date, or the sooner date of termination of this Lease, that Tenant, at Tenant’s expense, remove any of the Alterations or Finish Work. If Landlord notifies Tenant that such removal may be required in accordance with the preceding sentence, then Landlord shall notify Tenant at least one hundred fifty (150) days prior to the Expiration Date, or if the Lease terminates earlier, within thirty (30) days after such termination, whether Tenant will in fact have to remove such Alterations. If Tenant is required to undertake such removal but fails to do so, then Landlord may remove the same and Tenant shall pay to Landlord the cost of such removal and of any repairs for any damage to the Premises or Property in connection therewith. Any Finish Work funded by the Finish Work Allowance, whether or not attached to the Premises, shall be the Property of Landlord and must remain on the Premises at the expiration or earlier termination of the Term unless Landlord otherwise notifies Tenant that it must be removed at the time that Landlord approves the plans for the same (unless Tenant is otherwise directed by Landlord that the same shall remain at least one hundred and fifty (150) days prior to the Expiration Date). To the extent that Tenant is not required to remove any Alterations or to remove any Tenant’s Property at the termination of this Lease, the same shall be left by Tenant at the Premises in good working order and condition, together with copies of all related maintenance records and manufacturer’s operating manuals and warranties, and Tenant shall provide reasonable assistance to Landlord, at no cost to Tenant, in order to transition the use of the foregoing to a replacement tenant (nothing obligating Tenant to provide any confidential information to such replacement tenant).

8.6 Surrender of Premises; Environmental Assessment.

8.6.1 Surrender of Premises. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in as good condition as when Tenant took possession, ordinary wear and tear and damage by fire or other casualty excepted, and otherwise as is required in Article 8.

8.6.2 Environmental Assessment. Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, the Existing Equipment, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Substances due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section 8.6.2 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord an Environmental Assessment addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) the Hazardous Substances described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with Applicable Laws; (b) all Hazardous Substances described in the first sentence of this paragraph, if any, have been removed in accordance with Applicable Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, Existing Equipment, and plumbing, and all such exhaust or other ductwork in the Premises and the Existing Equipment, may be reused by a subsequent tenant or disposed of in compliance with Applicable Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Substances and without giving notice in connection with such Hazardous Substances; and (c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Substances described in the first sentence of this paragraph and without giving notice in connection with Hazardous Substances. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results. Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least 30 days prior to commencing the work described therein or at least 30 days prior to the expiration of the Term, whichever is earlier.

If Tenant fails to perform its obligations under this Section 8.6.2, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five day period, and Tenant shall within 10 days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 8.6.2 shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Property for Hazardous Substances at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Substances exists at the Property or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from (i) Hazardous Substances existing in the Premises as at the delivery of possession to Tenant (in which event Landlord shall be responsible for any Clean-up, as provided in this Lease), or (ii) the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

8.7 Tenant’s Failure to Maintain. If Landlord gives Tenant written notice of the necessity of any repairs or replacements required to be made under Section 8.2 and Tenant fails to commence diligently to cure the same within twenty (20) days thereafter (except that no notice will be required in case of any emergency repair or replacement necessary to prevent substantial damage or deterioration), or if Tenant fails to obtain the Maintenance Contract within twenty (20) days following Landlord’s request, Landlord, at its option and in addition to any other remedies, may proceed to make such repairs, replacements or maintenance or obtain the required Maintenance Contract, and the expenses incurred by Landlord in connection therewith plus five percent (5%) thereof for Landlord’s supervision, shall be due and payable from Tenant in accordance with Section 4.4 hereof, as Additional Rent; provided, that, Landlord’s making any such repairs or replacements or obtaining such Maintenance Contract shall not be deemed a waiver of Tenant’s default in failing to make the same.

8.8 Signs. So long as Tenant leases the entire Building, Tenant shall be entitled to place exterior signage identifying Tenant on the Building façade, subject to Applicable Laws and any Project signage guidelines. In addition, Tenant shall have the right to install a monument sign identifying Tenant at the entry of the Access Road from Douglas Pike/Route 7, subject to Applicable Laws and the Project Documents. Landlord shall cooperate with Tenant (including signing applications for governmental permits and approvals) in connection with such signage, at no cost or liability to Landlord. Tenant shall be solely responsible, at Tenant’s cost, for the installation and maintenance of its signage, including obtaining and maintaining any permits and approvals required in connection therewith. Upon the expiration or earlier termination of the Term, Tenant shall remove any signage installed pursuant to this Section 8.8 at its sole cost and expense and repair any damage caused by such removal. All of Tenant’s signage shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Other than as expressly described in this Section 8.8, Tenant shall not place any signage on the exterior of the Premises, and Tenant shall not place any signage on the inside of the Premises that is visible from the exterior of the Premises.

ARTICLE 9 INSURANCE

9.1 Tenant’s Insurance. Tenant, at its own expense, shall provide and keep in force with companies which are rated A-/VIII or better by A.M. Best Company and licensed in the State of Rhode Island: (a) combined single limit commercial general liability insurance insuring against liability for personal injury and property damage, including contractual liability, in the amount of not less than $1,000,000.00 per occurrence/$2,000,000.00 annual aggregate limit, with not less than $10,000,000.00 of excess liability coverage through umbrella insurance (which umbrella coverage shall be on a ‘following-form’ basis);(b) “Special Form” property insurance, including standard fire and extended coverage insurance, in amounts necessary to provide replacement cost coverage, for the Existing Equipment and for Tenant’s Property, machinery, electronic data and any Alterations in which Tenant has an insurable property interest, including, without limitation, vandalism and malicious mischief and sprinkler leakage coverage, and “all risk” Builder’s Risk insurance, completed value, non-reporting form at any time that Tenant has commenced construction of any leasehold improvements or any Alterations, and at any time any other construction activities are underway at the Premises; (c) business interruption insurance on an actual loss sustained basis for a minimum of 12 months; (d) plate glass insurance for the Premises (if applicable); (e) Workers’ Compensation Insurance in statutory limits as required by applicable law including $1,000,000.00 Employer’s Liability Coverage Each Accident/Disease Policy Limit/Disease Each Employee; (f) automobile liability (including owned and hired) with limits of not less than $1,000,000 combined single limit, and (f) any other insurance reasonably required by Landlord. At Landlord’s request, the amounts and kinds of insurance coverages described herein may be reasonably increased or expanded to reflect amounts and coverages then typically being carried for similar business operations in institutionally owned or financed properties in the same geographic region as the Project.

9.2 Delivery of Policies. Each such insurance policy shall: (a) be provided in form, substance and amounts (where not above stated) satisfactory to Landlord and to Landlord’s Mortgagee; (b) specifically include the liability assumed hereunder by Tenant (provided that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder); (c) shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord; and (d) provide that Landlord shall receive thirty (30) days’ written notice prior to any cancellation or change of coverage (or, if such notice is not available from the insurer, Tenant covenants that it shall provide Landlord with such notice). Tenant shall deliver policies of such insurance or certificates thereof to Landlord prior to Tenant first accessing the Premises or, if later, at least 30 days on or before the anticipated Commencement Date, and thereafter at least twenty (20) days before the expiration dates of expiring policies. All such liability insurance certificates shall provide that Landlord, Landlord’s property manager, its mortgagees, any ground lessors and Landlord’s managing agent of whom Tenant shall have been given notice shall each be named as an additional insured. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor. Tenant’s compliance with the provisions of this Article 9 shall in no way limit Tenant’s liability under any of the other provisions of this Lease.

9.3 Landlord’s Insurance; Increased Insurance Risk. Landlord, as part of Operating Expenses, shall carry “Special Form” property insurance, including standard fire and extended coverage insurance, in amounts necessary to provide replacement cost coverage, for the Building (but expressly excluding any Alterations or Finish Work). Tenant shall not do or permit anything to be done, or keep or permit anything to be kept in the Premises, which would: (a) be in violation of any Applicable Laws, (b) invalidate or be in conflict with the provision of any fire or other insurance policies covering the Property or any property located therein, (c) result in a refusal by fire insurance companies of good standing to insure the Property or any such property in amounts required by Landlord’s Mortgagee (as hereinafter defined) or reasonably satisfactory to Landlord, (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises, or (e) cause any increase in the fire insurance rates applicable to the Property or property located therein at the beginning of the Term or at any time thereafter. In the event that any use of the Premises by Tenant increases such cost of insurance, Landlord shall give Tenant written notice of such increase and a reasonable opportunity to cure its use to prevent such increase; provided, however, if Tenant fails to do so, Tenant shall pay such increased cost to Landlord in accordance with Section 4.4 hereof. Acceptance of such payment shall not be construed as a consent by Landlord to Tenant’s such use, or limit Landlord’s remedies under this Lease.

9.4 Indemnity.

(a) Tenant shall defend with counsel approved by Landlord in Landlord’s reasonable discretion (Landlord acknowledging that counsel designated by an insurer being deemed acceptable), indemnify and hold harmless Landlord, all employees, officers, directors, partners, members and shareholders of Landlord, Mortgagees of the Property and any other party having an interest therein from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or with respect to (a) any injury to or death of any person or damage to or loss of property in, on or about the Premises or connected with the use, condition or occupancy of any thereof (except to the extent caused by the negligence or willful misconduct of Landlord, its employees, contractors, consultants or representatives), (b) [intentionally omitted], (c) any act, omission, fault, misconduct, negligence or violation of applicable laws and regulations by Tenant or any Tenant Parties, (d) any Hazardous Substances or other pollutants brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged on, in or from the Premises, or allowed, permitted or suffered to be brought, generated, stored, used, installed, disposed of, spilled, released, emitted or discharged thereon, therein or therefrom, by Tenant or any Tenant Parties, in violation of Section 7.6 or otherwise, (e) any construction or other work by Tenant on or about the Premises pursuant to Article 8 or otherwise.

(b) Landlord shall defend with counsel approved by Tenant in Tenant’s reasonable discretion (Tenant acknowledging that counsel designated by an insurer being deemed acceptable), indemnify and hold harmless Tenant, all employees, officers, directors, partners, members and shareholders of Tenant, from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or with respect to any injury to or death of any person or damage to or loss of property in, on or about the

Premises to the extent the result of the negligence or willful misconduct of Landlord or any Landlord Parties, in all events subject to the provisions of Section 9.6.

9.5 Tenant’s Use and Occupancy. Tenant’s use and occupancy of the Premises and the Project and use by all Tenant Parties, and all Tenant’s and said parties’ furnishings, fixtures, equipment, improvements, materials, supplies, inventory, effects and property of every kind, nature and description which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in, on or about the Premises, shall be at Tenant’s and said parties’ sole risk and hazard. To the extent permitted pursuant to Applicable Law, Landlord shall not be liable to Tenant or any other party for injury to or death of any person or damage to or destruction of any property in, on or about the Premises, nor for any interruption in Tenant’s use of the Premises or the conduct of its business therein, nor for any other losses, damages, costs, expenses or liabilities whatsoever, including without limitation where caused by fire, water, explosion, collapse, the leakage or bursting of water, steam, or other pipes, any environmental or other condition in, on, or about the Premises, or any other event, occurrence, condition or cause, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. It is Tenant’s responsibility to maintain insurance against any such loss or casualty.

9.6 Waiver of Subrogation Rights.

9.6.1 Mutual Waiver. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby agree and hereby waive any and all rights of recovery against each other for loss or damage occurring to the Premises or the Project or any of Landlord’s or Tenant’s Property contained therein regardless of the cause of such loss or damage to the extent that the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Lease, whichever is greater (without regard to any deductible provision in any policy). This waiver also applies to each party’s directors, officers, employees, shareholders, and agents.

9.6.2 Insurance Policy Coverage. Each party will assure that its insurance permits waiver of liability and contains a waiver of subrogation. Each party shall secure an appropriate clause in, or an endorsement to, each insurance policy obtained by or required to be obtained by Landlord or Tenant, as the case may be, under this Lease, pursuant to which the insurance company: (a) waives any right of subrogation against Landlord or Tenant as the same may be applicable, or (b) permits Landlord or Tenant, prior to any loss to agree to waive any claim it might have against the other without invalidating the coverage under the insurance policy. If, at any time, the insurance carrier of either party refuses to write (and no other insurance carrier licensed in Rhode Island will write) insurance policies which consent to or permit such release of liability, then such party shall notify the other party and upon the giving of such notice, this Section 9.6.2 shall be void and of no effect.

ARTICLE 10 CASUALTY

10.1 Damage or Destruction.

10.1.1 Landlord’s Repair Obligation. Tenant shall give prompt notice to Landlord of any damage by fire or other casualty (a “Casualty”) to the Premises or any portion thereof. During the sixty (60)-day period following the occurrence of a Casualty (the “Notice Period”), Landlord will notify Tenant of Landlord’s estimate (the “Landlord’s Estimate”) of the period of time required to complete the restoration work. In the event that the Premises, or any part thereof, or access thereto, shall be so damaged or destroyed by fire or other insured Casualty that Tenant shall not have reasonably convenient access to the Premises or any material portion of the Premises shall thereby be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1, and if in the judgment of Landlord the damage or destruction may be repaired within three hundred sixty-five (365) days with available insurance proceeds, then the Landlord shall so notify the Tenant and shall repair such damage or destruction to the Premises as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Applicable Laws. If in the judgment of Landlord the Premises, or means of access thereto, cannot be repaired within three hundred sixty-five (365) days after the elapse of the Notice Period with available insurance proceeds, then either party shall have the right to terminate the term of this Lease by giving written notice of such termination to the other party within the period of forty-five (45) days after the delivery of Landlord’s Estimate. If the reconstruction period estimated by Landlord is more than three hundred sixty-five (365) days and neither party terminates this Lease on account thereof, subject to Landlord’s receipt of sufficient insurance proceeds, Landlord shall repair such damage or destruction as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Applicable Laws to be the period so estimated by Landlord.

10.1.2 Failure to Complete Repairs; Rights of Termination. If Landlord is obligated, or elects, to repair the damage to the Premises and fails to substantially complete the repairs within the longer of the period of time required or permitted by this Section 10.1 or the time set forth in Landlord’s Estimate plus a contingency period equal to 10% of the time set forth in Landlord’s Estimate (as the same may be reasonably extended due to any delay caused by Force Majeure) (the “Reconstruction Period”) then, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord not later than ten (10) days following the end of the Reconstruction Period.

10.2 Abatement of Rent. Base Rent and Additional Rent shall not be abated or suspended if, following any Casualty, Tenant shall continue to have reasonably convenient access to the Premises and the Premises are not rendered unfit for use and occupancy. If Tenant shall not have reasonably convenient access to the Premises or any portion of the Premises shall be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1 by reason of such Casualty, then Rent shall be equitably suspended or abated relative to the portion of the Premises that cannot be used by Tenant for any of its business operations, effective as of the date of the Casualty until Landlord has (a) substantially completed the repair of the Premises and the means of access thereto, and (b) has delivered notice thereof to Tenant.

10.3 Events of Termination. Notwithstanding the provisions of this Article 10, if, prior to or during the Term, the Building shall be so damaged by Casualty that, in the reasonable estimate of qualified third-party architect, engineer or contractor retained by Landlord, the cost to repair the damage will be more than fifty percent (50%) of the replacement value of the Building, then, in such event, Landlord, may give to Tenant, within ninety (90) days after such Casualty, a sixty (60) days’ notice of the termination of this Lease and, in the event such notice is given, this Lease and the Term shall terminate upon the expiration of such sixty (60) days with the same effect as if such date were the Expiration Date. If more than fifty percent (50%) of the gross rentable area of the Premises shall be wholly or substantially damaged or destroyed by Casualty at any time during the last six (6) months of the Term, either Landlord or Tenant may terminate this Lease by delivery of written notice of such termination to the other party within thirty (30) days after the occurrence of such damage. Landlord shall notify Tenant if insurance proceeds received by Landlord are insufficient to complete the restoration of the Premises to the extent required by Landlord hereunder; within 30 days following such notice, Landlord may elect to terminate this Lease, however, notwithstanding the foregoing, if Landlord elects to terminate the Lease pursuant to this sentence then Tenant may void such termination by agreeing within 30 days following receipt of such notice to fund the cost to repair the damage. Upon the occurrence of a termination of this Lease pursuant to this Article 10, Tenant shall pay to Landlord any insurance proceeds received by Tenant with respect to the Existing Equipment, and out of any insurance proceeds received by Tenant for Tenant’s Alterations, Finish Work, or other improvements in the Premises, an amount equal to the unamortized Finish Work Allowance, amortized on a straight line basis over the initial term of the Lease, with interest at the rate of 9%.

10.4 Scope of Landlord’s Repairs. In the event Landlord elects or shall be obligated to repair or restore any damage or destruction to the Premises pursuant to this Article 10, Landlord shall not be obligated to restore or replace the Existing Equipment, Tenant’s Property, Tenant’s Alterations, or the Finish Work, which shall be restored or replaced by Tenant at Tenant’s sole cost and expense. No damages, compensation or claim shall be payable by the Landlord to Tenant, or any other person, by reason of inconvenience, loss of business or annoyance arising from any damage or destruction, or any repair thereof, as is referred to in this Article 10.

ARTICLE 11 CONDEMNATION

11.1 Entire Condemnation. In the event that the whole of the Premises shall be taken under the power of eminent domain or by any proceeding for taking for public or quasi-public use (a

“Condemnation”), this Lease and the term and estate hereby granted shall automatically terminate as of the earlier of the date of the vesting of title or the date of dispossession of Tenant as a result of such taking.

11.2 Partial Condemnation.

11.2.1 Effect of Partial Condemnation. In the event that only a part of the Premises shall be taken by Condemnation and the remaining Premises are suitable for the Permitted Use without material interference with Tenant’s business operations and Tenant shall have reasonable, convenient access to and from the Premises, the Term shall expire as to that portion of the Premises condemned effective as of the date of the vesting of title in the condemning authority, and this Lease shall continue in full force and effect as to the part of the Premises not so taken. In the event of a partial Condemnation of the Premises which results in a lack of reasonable, convenient access to and from the Premises or which results in insufficient space for Tenant to carry on its business without material interference with its business, Tenant shall have the right to terminate this Lease if Landlord cannot relocate Tenant to comparable space elsewhere in the Project following the effective date of the Condemnation.

11.2.2 Landlord’s Option to Terminate. In the event that a part of the Premises shall be subject to Condemnation, Landlord may, at its option, terminate this Lease as of the date of such vesting of title, by notifying Tenant in writing of such termination within ninety (90) days following the date on which Landlord shall have received notice of the vesting of title in the condemning authority if in Landlord’s reasonable opinion: (a) a substantial alteration or reconstruction of the Premises (or any portion thereof) shall be necessary or appropriate, or (b) the portion of the Premises so condemned has the effect of rendering the remainder of the Premises uneconomic to maintain.

11.2.3 Landlord’s Repair Obligations. In the event that this Lease is not terminated in accordance with Section 11.2 hereof, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building in which the Premises are located so as to constitute the remaining Premises a complete architectural unit to the extent feasible and permitted by Applicable Laws, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by Mortgagees and after payment of all costs involved in collection, including but not limited to attorney’s fees. Tenant, at its own cost and expense, shall restore all exterior signs, trade fixtures, equipment, furniture, furnishings and other installations of personalty of Tenant which are not taken to as near its former condition as the circumstances will permit. In the event of a partial taking, all provisions of this Lease shall remain in full force and effect.

11.3 Temporary Taking. If there is a taking of the Premises for temporary use arising out of a temporary emergency or other temporary situation, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the taking, and Tenant shall be entitled to the award for its leasehold interest.

11.4 Condemnation Awards. Except as provided in the preceding Section 11.3, Landlord shall be entitled to the entire award in any condemnation proceeding or other proceeding for taking for public or quasi‑public use, including, without limitation, any award made for the value of the leasehold estate created by this Lease and any claim related to the Existing Equipment. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in such condemnation or other taking, together with any and all rights of Tenant now or hereafter arising in or to same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant specifically for its relocation expenses or the taking of Tenant’s Property provided that such award does not diminish or reduce the amount of the award payable to Landlord. If this Lease terminates due to the terms of this Article 11, Landlord shall pay to Tenant, pari passu out of any award actually received by Landlord, an amount equal to the then-unamortized costs of the Finish Work (as reasonably evidenced to Landlord) to the extent such costs exceed the Finish Work Allowance. Such amortization shall be measured over the initial Term of the Lease.

11.5 Proration. In the event of a partial condemnation or other taking that does not result in a termination of this Lease as to the entire Premises, then the Base Rent and Tenant’s Share shall be adjusted in proportion to that portion of the Premises taken by such condemnation or other taking.

ARTICLE 12 ASSIGNMENT AND SUBLETTING

12.1 Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, encumber or otherwise transfer this Lease or any interest herein directly or indirectly, by operation of law or otherwise, or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any of the foregoing, a “Transfer”), in each case without Landlord’s prior written consent. Notwithstanding the foregoing to the contrary, Landlord shall not unreasonably withhold, delay or condition its consent to a sublet of the Premises or an assignment of this Lease, provided that (a) Tenant shall deliver to Landlord prior written notice of such proposed transfer together with such related information as Landlord shall reasonably request, (b) no Event of Default under this Lease shall have occurred and be continuing, (c) in the case of an assignment or a sublease of more than 50% of the Premises, the financial worth and creditworthiness of the proposed transferee shall not be less than that of Tenant both as of the date of execution of this Lease and the date of such proposed Transfer, based upon audited financial statements or equivalent financial information, or in the case of a sublease of 50% of the Premises or less, the proposed sublessee has sufficient creditworthiness to perform the obligations under the sublease agreement; (d) Tenant shall remain fully liable under this Lease and any assignee shall be jointly and severally liable with Tenant for all such obligations; and (e) such transferee (in the event of an assignment) shall agree directly with Landlord to be bound by all of the obligations of Tenant hereunder pursuant to an assumption agreement satisfactory to Landlord, including, without limitation, the obligation to pay all Rent and other charges due under this Lease. If at any time or from time to time during the Term, Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (a "Transfer Notice") setting forth the terms of the proposed Transfer and the identity of the proposed assignee or subtenant (each, a "Transferee"). Tenant shall also deliver to Landlord with the Transfer Notice an acceptable assumption agreement for Tenant's obligations under this Lease (in the case where the Transfer is a proposed assignment of this Lease) together with all relevant information reasonably requested by Landlord concerning the proposed Transferee to assist Landlord in making an informed judgment regarding the Transferee’s proposed use of the Premises (which use must be permitted by Applicable Laws), and the financial responsibility, creditworthiness, reputation, and business experience of the Transferee. The direct or indirect transfer of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant shall be treated as if such Transfer were an assignment of this Lease; provided that if equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Section 12.1.

12.2 Landlord's Options. Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord's receipt of a Transfer Notice accompanied by the other information described in Section 12.1, to: (a) permit Tenant to Transfer the Premises; or (b) disapprove the Tenant's Transfer of the Premises and to continue the Lease in full force and effect as to the entire Premises; or (c) in the event of (i) a proposed assignment of the Lease or (ii) a sublease of all or substantially all (meaning at least 75%) of the Premises (taking into account all sublets in the aggregate) for the lesser of ten (10) years or for all or substantially all of the balance of the Term, terminate the Lease in its entirety as of the date set forth in Landlord's notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice (a “Recapture”); provided, however, that Tenant may, prior to the delivery of a Transfer Notice, request in writing designating the affected area of the Premises, identifying the prospective subtenant or assignee, and providing such other information as Landlord may reasonably request, whether Landlord will exercise a Recapture of the Premises (a “Recapture Notice”), and Landlord shall notify Tenant whether it shall Recapture the Premises within ten (10) business days of receipt of the Recapture Notice (or if later, the receipt of such information). If Landlord approves of the proposed Transfer pursuant to Section 12.1 above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following conditions: (i) the Transfer shall be on the same terms set forth in the Transfer Notice; and (ii) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer (in the form approved by Landlord) has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant's obligations under this Lease

(provided that, for a subtenant, the rental obligations shall be governed by the terms of the applicable sublease).

If Landlord exercises its option to terminate this Lease as provided above, Tenant shall have the right to rescind the Transfer Notice and void the Recapture Notice by giving Landlord written notice of such rescission (a “Rescission Notice”) with ten (10) business days after receipt of the Recapture Notice. Unless Tenant timely delivers a Rescission Notice, Tenant shall surrender possession of the Premises on the date set forth in Landlord's notice, and thereafter neither Landlord nor Tenant shall have any further liability with respect thereto, except with respect to those matters that expressly survive the termination of the Lease.

12.3 Additional Conditions. Tenant shall not offer to make, or enter into negotiations with respect to any Transfer to any party which would be of such type, character, or condition as to be inappropriate as a tenant for the Premises or Park, as determined by Landlord in its reasonable, good faith discretion. In addition, if there is any uncured Event of Default, or if Tenant is no longer the sole tenant in the Building, Tenant shall not offer to, make, or enter into negotiations with respect to any Transfer to: (a) any tenant in the Project or any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Project unless there is no competing and comparable space then available for leases therein; or (b) any bona fide prospective tenant with whom Landlord or its affiliates is then negotiating with respect to other space in the Project (provided that comparable space in the Project owned by Landlord or its affiliates is then available for lease), and Landlord may refuse its consent to any Transfer in violation of this sentence. Tenant agrees not to list or advertise the Premises for assignment or sublease, whether through a broker, agent or representative, or otherwise at a full service rental rate which is less than Landlord's current rate in the Project for new tenants, but nothing herein shall prohibit Tenant from privately offering for sublease, and subleasing space, for less than Landlord’s current rental rate.

12.4 No Release. Landlord's consent to a Transfer or any Transfer permitted without Landlord’s consent shall not release Tenant of Tenant's obligations under this Lease and this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). From and after any assignment, the Lease obligations of the Transferee and of the original Tenant named in this Lease shall be joint and several. No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed a consent to such Transfer, or a release of Tenant from direct and primary liability for the further performance of Tenant's covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer. Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant's permitted Transferees, shall constitute a violation thereof by Tenant. In the event of a default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

12.5 Transfer Profit. Tenant shall pay to Landlord, as Additional Rent, an amount (the “Transfer Profit”) equal to fifty percent (50%) of any rent and other economic consideration received by Tenant as a result of any Transfer (other than Permitted Transfers) which exceeds, in the aggregate: (a) the total of the remaining rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) plus (b) the sum of any reasonable subtenant fit-up costs and/or allowances, brokerage commissions and attorneys' fees actually paid by Tenant in connection with such Transfer amortized on a straight-line basis over the term of the Transfer. Tenant shall pay such Transfer Profit to Landlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder. Each such payment shall be sent with a detailed statement. Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the detailed statement.

12.6 Permitted Transfers. Notwithstanding the above, provided no Event of Default has occurred and is continuing, then Tenant shall have the right to assign this Lease or sublet all or any portion of the Premises without Landlord’s consent (a “Permitted Transfer”), but with no less than thirty (30) days’ prior notice to Landlord, to (i) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (any of the foregoing, an “Affiliated Company”), or (ii) any entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s stock or assets are transferred (any of the foregoing, a “Successor Entity”); provided, however, that in any such event: (a) use of the Premises shall be for the Permitted Use; (b) in the event of any Permitted Transfer that is an assignment or sublet of more than 50% of the Premises to an Affiliated Company or any Permitted Transfer to a Successor Entity, the assignee or subtenant, as applicable, shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) and earnings before interest, taxes, depreciation, and amortization at least equal to the greater of (x) the Net Worth and such earnings of Tenant on the day that is three (3) months prior to the effective date of such Permitted Transfer, or (y) a Net Worth of not less than $300,000,000.00, and at least $150,000,000.00 in cash or cash equivalents (each computed in accordance with generally accepted accounting principles), and, if such Transferee is a publicly traded company on a nationally recognized US stock exchange, a market capitalization of at least $300,000,000.00; and Landlord has been provided with financial statements or evidence otherwise reasonably satisfactory to Landlord of the same; (c) any such assignment under clauses (i) or (ii) above shall be for an independent business purpose and not a means to circumvent the provisions of this Article 12~~,~~; and (d) the purpose or result of such Transfer shall not be to liquidate or substantially reduce the net worth of Tenant or such assignee or subtenant. For the purposes of this Section 12.6, the term “control” shall mean the direct or indirect ownership of 50% or more of an entity and the ability to control the day-to-day operations of such entity whether through the board of directors or otherwise.

Notwithstanding any provision to the contrary in this Lease, use of less than twenty-five (25%) percent of the Premises by companies, firms or other entities (each, a “Working Partnership”) (i) who are members of a group with whom Tenant has a contractual or other relationship providing for cooperative or collaborative research or development work, (ii) who have common founders and members of the executive team, (iii) whose rights to use the Premises are evidenced by a written, revocable license of less than a one-year term, and (iv) whose use of the Premises is not separately demised, shall not be a Transfer for the purposes of this Article 12 and shall be permitted without the necessity of obtaining Landlord’s consent thereto, but Tenant shall provide Landlord with prior written notice thereof (which notice shall include the number of square feet in occupancy by such entities and such other information reasonably required for financing, insurance and other risk management purposes).

ARTICLE 13 DEFAULTS AND REMEDIES

13.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:

13.1.1 Nonpayment of Base Rent or Additional Rent. Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other amount, deposit, reimbursement or sum due and payable hereunder, and such failure continues for five (5) days after written notice by Landlord to Tenant of such failure, which written notice shall be delivered to Tenant in accordance with the provisions of Section 15.1 (provided that no such written notice and grace period shall be required more than two times in any 12-month period).

13.1.2 Certain Obligations. Failure by Tenant to maintain a Letter of Credit as and when required pursuant to Section 4.6 (“Security Deposit”), failure of Tenant to cure any liens within the 10 days required by Section 7.5 (“No Liens”), or a Transfer by Tenant without Landlord’s consent as and when required pursuant to Article 12 (“Assignment and Subletting”) of this Lease.

13.1.3 Other Obligations. Failure by Tenant to perform any non-monetary obligation, agreement or covenant under this Lease other than those matters specified in Section 13.1.2, and such failure continues for thirty (30) days after written notice by Landlord to Tenant of such failure; provided, however, that if the nature of Tenant's obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30)-day period and thereafter diligently and continuously prosecutes the same to completion.

13.1.4 Assignment; Receivership; Attachment. (a) The making by Tenant of any arrangement or assignment for the benefit of creditors; (b) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iii) the attachment, execution, or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

13.1.5 Bankruptcy. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition in bankruptcy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within forty-five (45) days after the commencement of any proceeding against Tenant seeking any involuntary reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation by any of Tenant's creditors or such guarantor's creditors, such proceeding shall not have been dismissed.

13.1.6 Abandonment. Abandonment of the Premises by Tenant for a continuous period in excess of thirty (30) days (it being agreed merely vacating the Premises while continuing to pay Rent and perform Tenant’s other obligations under this Lease shall not, in and of itself, be deemed an abandonment of the Premises).

13.2 Remedies. If an Event of Default occurs, Landlord shall have the following rights and remedies, in addition to any and all other rights or remedies available to Landlord in law or equity:

13.2.1 Notice to Quit. Landlord shall have the right to deliver written notice to Tenant to quit possession and occupancy of the Premises and to declare the Lease terminated. Upon Landlord’s termination of this Lease, Tenant shall quit and peaceably surrender the Premises, and all portions thereof, to Landlord, and Landlord shall have the right to receive all rental and other income of and from the same. At Landlord’s election, any written notice of default may also be designated a notice to quit (provided that nothing in this sentence shall be deemed to deny Tenant the right to applicable cure periods set forth in Section 13.1, above).

13.2.2 Right of Re-Entry. Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and take possession thereof by summary proceeding, eviction, ejectment or otherwise and may dispossess all other persons and property from the Premises. Tenant’s property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.2.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Tenant thereby waives all statutory rights, including without limitation the right to a notice to quit, notice before exercise of any prejudgment remedy, and any rights of redemption, all to the extent such rights may be lawfully waived.

13.2.3 Recovery of Rent and Damages. Landlord shall have the right to recover from Tenant all loss of Rent and other payments that Landlord may incur by reason of termination of the Lease, including, without limitation: (a) all Rent and other sums due and payable by Tenant as of the date of termination; (b) all Rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease, as and when due, and Tenant shall indemnify Landlord for the same; (c) all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation rent concessions, tenant construction allowances, rent waivers, above building standard leasehold improvements, and the like); (d) the costs of collecting amounts due from Tenant under the Lease and the costs of recovering possession of the Premises (including attorneys’ fees and litigation costs); (e) the costs of curing Tenant's defaults existing at or prior to the date of termination; (f) all “Reletting Expenses” (as defined below); and (g) all Landlord’s other reasonable expenditures arising from the termination. Tenant shall reimburse Landlord for all such items, and the same shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. Notwithstanding the foregoing, except as set in Section 2.2 of this Lease, Tenant shall not be liable for any of Landlord’s indirect or consequential damages arising from an Event of Default by Tenant.

13.2.4 Acceleration of Future Rentals. Following termination of this Lease, Landlord, at its written election, shall be entitled to receive as liquidated damages for all Rent that would otherwise be due and payable pursuant to clause (b) of Section 13.2.3, above, an amount equal to: (x) a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the Rent payable hereunder) estimated by Landlord as of the date of termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises; or (y) a lump sum payment equal to one year’s (or such lesser period as then remains in the Term) Base Rent at the rate applicable under the Lease at the time of such election. Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, such amount as final damages for Tenant's default with respect to the Rents payable for the remainder of the Term as described above. In the computation of present value, a discount at the then market discount rate as reasonably determined by Landlord shall be employed. Landlord and Tenant agree that the foregoing calculations in this Section 13.2.4 constitute a reasonable forecast of the potential damages in the event of a breach by Tenant under this Lease.

13.2.5 Rents Due After Re-Entry by Landlord. If Landlord re-enters or otherwise takes possession of the Premises without terminating this Lease (but terminating only Tenant’s right of possession in the Premises), then the Lease and Tenant’s liabilities and obligations thereunder shall survive such action. In the event of any such termination of Tenant's right of possession, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay the Landlord a sum equal to the Rent and any other charges required to be paid by Tenant up to the time of such termination of such right of possession and thereafter Tenant, until the end of the Term, shall be liable to Landlord for and shall pay to Landlord: (a) the equivalent of the amount of the Rent payable under this Lease, less (b) the net proceeds of any reletting effected pursuant to the provisions hereof after deducting all of Landlord's Reletting Expenses. Tenant shall pay such amounts in accordance with the terms of this Section 13.2.5 as set forth in a written statement thereof from Landlord to Tenant (the “Deficiency”) to Landlord in monthly installments on the days on which the Base Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise. Tenant shall also pay to Landlord upon demand the costs incurred by Landlord in curing Tenant's defaults existing at or prior to the date of such termination, the cost of recovering possession of the Premises and the Reletting Expenses. Tenant agrees that Landlord may file suit to recover any sums that become due under the terms of this Section from time to time, and all reasonable costs and expenses of Landlord, including attorneys' fees and costs incurred in connection with such suits shall be payable by Tenant on demand.

13.2.6 Certain Terms Defined. For purposes of this Section 13.2.6, “Reletting Alterations” shall mean all repairs, changes, improvements, alterations or additions made by Landlord in or to the Premises to the extent deemed reasonably necessary by Landlord to prepare the Premises for the re-leasing following an Event of Default; and “Reletting Expenses” shall mean the reasonable expenses paid or incurred by Landlord in connection with any re-leasing of the Premises following an Event of Default, including, without limitation, marketing expenses, brokerage commissions, attorneys' fees, the costs of Reletting Alterations, tenant allowances and other economic concessions provided to the new tenant.

13.3 Landlord’s Right to Cure Defaults. If Tenant shall default in the observance or performance of any condition or covenant on Tenant's part to be observed or performed under or by virtue of any of the provisions of this Lease, and such default continues beyond any applicable notice and cure period or Landlord reasonably determines that an emergency exists, the Landlord, without being under any obligation to do so and without thereby waiving such default, may, to the maximum extent permitted pursuant to Applicable Laws and after prior notice (except in the event of an emergency), remedy such default for the account and at the expense of the Tenant. If the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to the Landlord by the Tenant as Additional Rent pursuant to Section 4.4 hereof and if not so paid with interest from its due date until paid at the lesser of the Default Rate per annum or the maximum legal rate that Landlord may charge Tenant.

13.4 Disposition of Tenant’s Property. In addition to Landlord’s rights under Section 8.4 hereof, Landlord shall have the right to handle, remove, discard or store in a commercial warehouse or otherwise, at Tenant’s sole risk and expense, any of Tenant’s Property that is not removed by Tenant at the end of the Term. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property so long as the same shall be in Landlord’s possession or under Landlord’s control.

13.5 Reletting. In connection with any reletting of the Premises following an Event of Default, Landlord shall be entitled to grant such rental and economic concessions and other incentives as may be customary for similar space in Comparable Buildings. Subject to applicable law, Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting or do any act or exercise any care or diligence with respect to such reletting or to the mitigation of damages. Notwithstanding anything in this Lease to the contrary, Landlord may, after any termination of this Lease on account of an Event of Default of Tenant, relet the Premises, for any term(s), and may grant market concessions or free rent to the extent that Landlord considers reasonably advisable and necessary to relet the same, and may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary for the purpose of reletting the Premises. The making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises, (ii) relet the Premises before leasing other vacant space in the Project or to show the Premises on a priority basis, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in Comparable Buildings.

13.6 No Accord and Satisfaction. Landlord may collect and receive any rent due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies that Landlord has against Tenant in equity, at law, or by virtue of this Lease. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord's rights to (a) recover the remaining balance of such unpaid rent, or (b) pursue any other remedy provided in this Lease.

13.7 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in proceeding for bankruptcy, insolvency, arrangement or reorganization by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater, equal to or less than the amount of the loss or damage that Landlord has suffered. Without limiting any of the provisions of this Article 13, if pursuant to the Bankruptcy Code, as the same may be amended, Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 12, Tenant agrees that adequate assurance of future performance by the assignee permitted under the Bankruptcy Code shall mean the deposit of cash security with Landlord in any amount equal to all Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably designated by the assignee as paid for the purchase of Tenant's property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth indicating said assignee's reasonable ability to pay the Rent, and abide by the terms of this Lease for the remaining portion thereof applying commercially reasonable standards.

13.8 Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR

OTHER STATUTORY REMEDY WITH RESPECT THERETO. EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

13.9 Landlord Default. Landlord shall in no event be in default in the performance of any of Landlord’s obligations under the terms of this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days after notice by Tenant to Landlord (“Tenant Default Notice”) specifying the manner in which Landlord has failed to perform any such obligations (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Landlord so notifies Tenant within thirty (30) days after such Tenant Default Notice is given together with an estimate of the reasonable time required for such cure, Landlord shall be allowed such longer period, but only if cure is begun within such thirty (30) day period and diligently prosecuted to completion).

13.10 Tenant Self-Help. In the event that Landlord shall be in default in the performance of any of Landlord’s repair and maintenance obligations under this Lease beyond the expiration of the applicable notice and cure, then, as Tenant’s sole remedy at law, equity, or under this Lease, Tenant may, without being under any obligation to do so and without thereby waiving its rights with regard to Landlord’s default, following ten (10) days’ written notice to Landlord and any Mortgagee, perform such obligation as an Alteration under this Lease and charge the reasonable third party cost thereof to Landlord; provided, however, that in the case of emergency or imminent threat to the safety of occupants in the Premises or material property damage within the Premises or to Tenant’s manufacturing operations, Tenant may make such emergency repairs upon such shorter notice to Landlord and any Mortgagee as may be reasonably practicable under the circumstances. All out-of-pocket costs incurred by Tenant in connection with the performance of any such act by Tenant shall be payable by Landlord to Tenant within thirty (30) days following invoice.

ARTICLE 14 SUBORDINATION; ATTORNMENT AND RIGHTS OF MORTGAGE HOLDERS

14.1 Subordination. This Lease and all of Tenant’s rights hereunder are, and shall be, subject and subordinate at all times to any mortgages or ground leases (each, a “Mortgage”) which may now exist or hereafter affect the Property, or any portion thereof, in any amount, and to all renewals, modifications, consolidations, replacements, and extensions of such Mortgages. This Section shall be self-operative and no further subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord or the holder of any Mortgage or its assigns or successors in interest (each such holder, a “Mortgagee”) may reasonably request to evidence such subordination, on such Mortgagee’s standard form. Notwithstanding the foregoing to the contrary, the subordination of this Lease to any future Mortgage shall be conditioned upon such Mortgagee entering into a commercially reasonable form of non-disturbance agreement with Tenant. Tenant acknowledges and agrees that the form of non-disturbance agreement attached as Exhibit 14.1 is acceptable to Tenant for the purposes of this Section 14.1. Landlord represents that, as of the date of this Lease, there is no existing Mortgage or ground lease affecting the Property or any portion thereof.

14.2 Attornment by Tenant. In the event that any such first Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, at the option of the Mortgagee or the grantee or purchaser in foreclosure, notwithstanding any subordination of any such lien to this Lease, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute and deliver, within ten (10) business days following delivery of request by Landlord, Mortgagee, or by Landlord's successor in interest and in the form reasonably requested by Landlord, Mortgagee, or by Landlord's successor in interest, any additional documents evidencing the priority or subordination of this Lease with respect to the lien of any such first Mortgage, which additional documents shall be satisfactory to Landlord, Mortgagee, and Landlord's successors in interest.

14.3 Limitation of Mortgagees' Liability. Notwithstanding any other provision of this Lease to the contrary, no Mortgagee shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such Mortgagee shall foreclose such mortgage or otherwise acquire title to or succeed to the interest of Landlord in the Premises, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure, succession or acquisition of title. Notwithstanding the foregoing or anything to the contrary herein, no Mortgagee succeeding to the interest of Landlord hereunder shall be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee or ground lessor), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such Mortgage, or by any previous prepayment of Rent for more than one (1) month in advance of its due date, which was not approved in writing by Mortgagee, (v) liable beyond such Mortgagee’s interest in the Property, or (vi) responsible for the payment or performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant or for the payment of any tenant improvement allowance, provided that if Landlord shall not then have fully reimbursed Tenant amounts owed to Tenant from the Finish Work Allowance, and Mortgagee has not agreed to fund the same, Tenant shall, following at least 15 days’ prior written notice to such Mortgagee, have the right to deduct such then unpaid amounts properly due to Tenant from future payments of Base Rent hereunder (with interest accruing on the remainder at the Default Rate until Tenant has received the benefit of the entire Finish Work Allowance due to Tenant). Provided, nothing in clause (i), above, shall be deemed to relieve any Mortgagee succeeding to the interest of Landlord hereunder of its obligation to comply with the obligations of Landlord under this Lease from and after the date of such succession. Any such Mortgagee’s obligations and liabilities shall in any event be subject to, and holder shall have the benefit of, Section 19.15 hereof. Tenant agrees on request of Landlord to execute and deliver from time to time any reasonable agreement which may be necessary to implement the provisions of this Section 14.3. In the event of any conflict between the terms of this Section 14.3 and any SNDA, the terms of the SNDA shall govern.

14.4 Estoppel Certificates. Each party agrees, at any time and from time to time, upon not less than ten (10) business days’ prior written notice, execute, acknowledge and deliver a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the date of each such modification), certifying the dates to which the Annual Base Rent and Additional Rent and other charges, if any, have been paid, stating whether or not, to the best knowledge of the party providing such statement, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party providing such statement may have knowledge, and such other factual information related to this Lease as the party requesting such statement may reasonably require, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing. Without limiting the generality of the foregoing, Tenant has approved a written estoppel certificate of Tenant in the form attached as Exhibit 14.4 or any other commercially reasonable form. It is intended that any such certificate of Tenant delivered pursuant to this Section 14.4 may be relied upon by Landlord and any prospective purchaser or the Mortgagee of any part of the Property.

14.5 Quiet Enjoyment. Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant's obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord (or by anyone claiming by superior title that the Building is in violation of the Project Documents or any covenants of record, each as of the Effective Date); subject, however, to the provisions of this Lease and to the rights of Landlord's Mortgagee. The foregoing covenant is in lieu of any other covenant of quiet enjoyment, express or implied.

ARTICLE 15 NOTICES

15.1 Manner of Notice.

15.1.1 Notices; Addresses All notices, demands and other communications (“Notices”) permitted or required to be given under this Lease shall be in writing and sent by personal service, e-mail transmission (if a copy thereof is also sent on the same day by a nationally recognized overnight courier service), certified mail (postage prepaid) return receipt requested, or by a nationally recognized overnight courier service, to the following addresses or to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 15.1:

If to Tenant: Organogenesis Holdings Inc.

Organogenesis Inc.

85 Dan Road

Canton, MA 02021

Attn: General Counsel

E-mail:

With a copy to: Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb, Esq.

E-mail:

And (with respect to payment defaults only):

E-mail:

If to Landlord: DIV Technology Way, LLC

c/o The Davis Companies

125 High Street, Suite 2111

Boston, MA 02110

Attention: Jon Needham

E-mail:

With copies to: The Davis Companies

125 High Street, Suite 2111

Boston, MA 02110

Attention: General Counsel

E-mail:

15.1.2 Delivery. Notices shall be deemed to have been given (a) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee if delivered by personal service) if personal service is used, (b) on the date of transmission if sent before 4:00 p.m. (Boston time) on a business day when e-mail transmission is used, (c) the sooner of the date of receipt or the date that is three (3) days after the date of mailing thereof if sent by postage pre-paid registered or certified mail, return receipt requested, and (d) one (1) day after being sent by Federal Express or other reputable overnight courier service (with delivery evidenced by written receipt) if overnight courier service is used.

ARTICLE 16 EXTENSION RIGHT

16.1 Right to Extend. Landlord grants Tenant the option to extend this Lease with respect to the entire Premises for two (2) additional periods of ten (10) years each (each, an “Extension Period”, and together, the “Extension Periods”) following the Expiration Date, as the same may have been extended pursuant to Article 17, below, subject to each and all of the following terms and conditions (the “Extension Option”):

16.1.1 No Assignment or Sublease. The Extension Option may not be exercised by, or assigned or otherwise transferred to any person or entity voluntarily or involuntarily, except the Tenant named in this Lease or an assignee of Tenant that is a Permitted Transferee. The parties hereto agree that if Tenant assigns any of its interest in this Lease or subleases more than fifty percent (50%) of the Premises to any one or more persons other than to a Permitted Transferee, this Extension Option shall terminate immediately without the need for any act or notice by either party to be effective.

16.1.2 Manner of Notice. Tenant shall have delivered to Landlord written notice (the “Extension Notice”) of the exercise of each Extension Option not later than eighteen (18) months prior to the Expiration Date, as it may have been previously extended by the exercise of the first Extension Option, time being of the essence with respect to the matters set forth in this Article 16. If an Extension Notice is not so delivered, Tenant’s Extension Option shall automatically expire.

16.1.3 Effect of Default. Tenant’s right to exercise the Extension Option shall be suspended at the election of Landlord during any period in which an Event of Default has occurred and is continuing, but the period of time within which the Extension Option may be exercised shall not be extended. Notwithstanding Tenant’s due and timely exercise of the Extension Option, if, after such exercise and prior to the effective date of the Extension Option an Event of Default occurs under this Lease that is not cured within the applicable grace period, if any, Landlord shall have the right to cancel Tenant’s exercise of the Extension Option by delivery of written notice to Tenant.

16.2 New Rent. The Annual Base Rent for each Extension Period shall be equal to the prevailing fair market rental rate for the Extension Period (such prevailing fair market rental rate, the “Market Rent”) for Tenant’s space based on comparable so-called “triple net” lease renewal transactions in comparable first-class laboratory/GMP buildings in the Greater Providence, RI and Southeastern, MA (inclusive of the Route 128 and 495 corridors east of Route 1) lab market (“Comparable Buildings”) as of the commencement of the Extension Period, taking into account all relevant market factors. During the Extension Periods the Additional Rent shall continue to be payable as provided in the Lease and all of the terms, conditions and covenants of this Lease shall apply.

16.3 Market Rent Notice. If Tenant properly exercises an Extension Option, Landlord shall provide Tenant with written notice (the “Market Rent Notice”) of the rate of the Market Rent for the applicable Extension Period (as determined by Landlord in good faith) no later than the date that is 17 months prior to the Expiration Date. Tenant shall respond in writing to Landlord within fifteen (15) days following Landlord’s delivery of its Market Rent Notice (the “Tenant Response Period”) whether Tenant (i) agrees with Landlord’s determination of Market Rent, or (ii) wishes to submit the determination of Market Rent to a dispute resolution proceeding in accordance with Section 16.4. Tenant’s failure to respond in a timely manner shall be deemed to be Tenant’s agreement with Landlord’s determination of Market Rent. If Tenant agrees with Landlord’s determination of Market Rent, or is deemed to agree, they shall execute an amendment to this Lease within fifteen (15) days thereafter confirming the Extension Period, the Annual Base Rent for the Extension Period, and any related terms and conditions.

16.4 Dispute. If Tenant timely elects pursuant to clause (ii) of the immediately preceding paragraph to determine Market Rent pursuant to this Section 16.4, the Market Rent shall be determined by the process as set forth below and Landlord and Tenant shall be bound by the results of the process described in Section 16.5. Notwithstanding the submission of the issue of Market Rent to such proceeding, if such Market Rent has not been established pursuant to Section 16.5 prior to the commencement of the applicable Extension Period, Annual Base Rent for the next ensuing year of the Term shall be paid at the Market Rent established by Landlord in its Market Rent Notice until the process is completed. If, upon completion of the process described in Section 16.5, it is determined that Market Rent is less or more than that set by Landlord, then an adjustment based upon such lower or greater rent shall be made based on the number of months therefor paid by Tenant. In no event shall the extension of the Term be affected by the determination of the Market Rent, such exercise of the Extension Option being fixed at the time at which Tenant delivers the Extension Notice.

16.5 Determination of Market Rent. When the terms of this Lease provide that Market Rent shall be determined by reference to this Section 16.5, the following procedures shall apply:

16.5.1 Selection of Arbitrators. Within fifteen (15) business days following the end of the Tenant Response Period, each of Tenant and Landlord shall choose a real estate broker who has at least fifteen (15) years’ commercial life science / GMP manufacturing leasing brokerage experience on behalf of large tenants and/or landlords in the Greater Providence, RI and Southeastern, MA (inclusive of the Routes 128 and 495 corridors east of Route 1) lab market (an “Advocate Arbitrator”) and shall notify the other party in writing of its selection. Within two (2) business days following appointment of their respective Advocate Arbitrators, each party shall notify the other of such appointment, which notice shall include the name and address of the appointed Advocate Arbitrator and a brief description of such Advocate Arbitrator’s experience and qualifications. If a party does not appoint an Advocate Arbitrator within such five (5) day period, the single Advocate Arbitrator appointed shall be the sole Advocate Arbitrator and shall establish the Market Rent for the Extension Term.

16.5.2 Decision by Advocate Arbitrators. Each Advocate Arbitrator shall make a determination of the Market Rent for the Premises using the guidelines described in Section 16.2,

above. If the two determinations differ by less than five percent (5%), the Market Rent shall be the mathematical average of the two determinations. If the two determinations differ by five percent (5%) or more, the Advocate Arbitrators shall mutually appoint a third Advocate Arbitrator who shall also be a broker meeting the qualifications above and who shall not have been engaged by either party during the three (3) year period immediately prior to his or her appointment (the “Neutral Arbitrator”). Within fifteen (15) business days after the appointment of the Neutral Arbitrator, the Neutral Arbitrator shall determine which of the two determinations by the Advocate Arbitrators reflects the Market Rent for the Premises for the Extension Period and shall notify Tenant and Landlord of such determination within three (3) days thereafter, which determination shall be final and binding upon Tenant and Landlord. The Neutral Arbitrator shall not have the discretion to modify or deviate from the two determinations by the Advocate Arbitrators.

16.5.3 Allocation of Expenses. Each party shall pay the fees and expenses of the Advocate Arbitrator designated by such party, and one-half (1/2) of the expenses of the Neutral Arbitrator.

ARTICLE 17 ROOFTOP RIGHTS

17.1 Rooftop License. Landlord grants Tenant the appurtenant, non-exclusive license at no additional charge (other than to the extent costs are included in Operating Expenses), but otherwise subject to the terms and conditions of this Lease, to use any portions of the roof or the mechanical penthouse of the Building not currently occupied by equipment or improvements, subject to Landlord’s reasonable approval (the “Rooftop Installation Area”) to operate, maintain, repair and replace reasonable amounts of HVAC equipment, and a reasonable number of satellite dishes, microwave dishes, temporary microwave links, or other telecommunications equipment appurtenant to Tenant’s Permitted Use (and not for the benefit of any third party) (collectively, the “Rooftop Equipment”). Any electricity or natural gas consumed by the Rooftop Equipment shall be separately or check-metered by Tenant and Tenant shall pay all of such costs in the manner applicable to electricity to the Premises under the Lease. Notwithstanding anything in this Lease to the contrary, in no event shall Landlord grant to any third party right to use or occupy any portion of the roof of the Building.

17.2 Installation and Maintenance of Rooftop Equipment. Tenant shall install Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Section 8.3. Tenant shall not install or operate Rooftop Equipment until it receives prior written approval of the plans for such work in accordance with Section 8.3. Landlord may withhold approval if the installation or operation of Rooftop Equipment reasonably would be expected to damage the structural integrity of the Building, and Landlord may condition its approval of Rooftop Equipment upon Tenant’s structural re-enforcement of the applicable areas of the roof as reasonably deemed necessary by Landlord to accommodate the Rooftop Equipment. If such work is required for Landlord to meet its obligations under this Lease (including with respect to the repair and maintenance of the roof), Tenant shall cooperate with Landlord as reasonably necessary to accommodate the installation or repair of any base Building equipment or Building systems or the re-roofing of the Building during the Term, and Tenant shall be responsible for any costs associated with working around, moving, or temporarily relocating Tenant’s Roof Equipment for the purposes of this sentence. Landlord will use commercially reasonable efforts not to materially interfere with Tenant’s use of the Premises in connection with such cooperation.

Tenant shall engage Landlord’s roofer and structural engineer before beginning any rooftop installations or material repairs of Rooftop Equipment, whether under this Article 17 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall cause a qualified employee or contractor to inspect the Rooftop Installation Area at least quarterly and as often as recommended by the manufacturer of any Rooftop Equipment and correct any loose bolts, fittings or other appurtenances on the Rooftop Equipment and, subject to Section 8.7, shall repair any damage to the roof caused by the installation or operation of Rooftop Equipment. Tenant shall pay Landlord following a written request therefor, with the next payment of Base Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Area and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Rooftop

Equipment. All Rooftop Equipment shall be (i) designed and installed in a manner consistent with a first-class office/laboratory building and in compliance with Applicable Laws, including F.C.C. or other regulations, and (ii) shall be screened to the extent required pursuant to Applicable Laws and matters of record.

17.3 Indemnification. To the maximum extent permitted pursuant to Applicable Laws, Tenant agrees that the installation, operation, and removal of Rooftop Equipment shall be at its sole risk. Subject to Section 8.7, and to the maximum extent permitted pursuant to Applicable Laws, Tenant shall indemnify and defend Landlord and Landlord’s agents and employees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or any other loss or injury arising out of the installation, use, operation, or removal of Rooftop Equipment by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Article 17. Landlord assumes no responsibility for interference in the operation of Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by Rooftop Equipment, and Tenant hereby waives any claims against Landlord arising from such interference. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

17.4 Removal of Rooftop Equipment. Upon the expiration or earlier termination of this Lease, except as otherwise provided in Section 8.5, Tenant, at its sole cost and expense, shall remove any Rooftop Equipment in accordance with the provisions of this Lease that Landlord has not instructed Tenant must remain by notice given at least five months prior to the Expiration Date (or thirty (30) days following any earlier termination of this Lease) and leave the Rooftop Installation Area in good order and repair, reasonable wear and tear, casualty, condemnation, and Landlord’s maintenance, repair and replacement obligations excepted. If Tenant does not remove the Rooftop Equipment when so required (subject to the grace period set forth in Section 8.5, if applicable, for early termination of this Lease, which grace period shall cover removable of the Rooftop Equipment), Landlord may remove and dispose of it and charge Tenant for all costs and expenses incurred.

17.5 Interference by Rooftop Equipment. If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any mechanical or other systems located at the Building installed prior to the installation of Rooftop Equipment, (iii) interferes with any other service provided by rooftop installations installed prior to the installation of Rooftop Equipment or (iv) is in excess of that permissible under Applicable Laws, including F.C.C. or other regulations (to the extent that such regulations apply) (each of (i) through (iv) above being a “Rooftop Interference”), Tenant shall within two (2) business days of notice of a claim of Rooftop Interference cooperate with Landlord or any third party making such claim to determine the source of the Rooftop Interference and effect a prompt solution at Tenant’s expense (to the extent such Rooftop Equipment caused such interference or damage).

In the event Tenant disputes Landlord's allegation that Rooftop Equipment is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building) and/or any other equipment in the Building, in writing delivered within two (2) business days of receiving Landlord's notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of five (5) years' experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.

The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party's witness and attorneys' fees, which shall be paid by such party) shall be borne equally by the parties.

Within ten (10) days of appointment, the arbitrator shall determine whether or not Rooftop Equipment is causing a problem with the Building and/or (to the extent prohibited above) any other equipment in the Building, and the appropriate resolution, if any. The arbitrator's decision shall be final and binding on the parties. If Tenant shall fail to reasonably cooperate with Landlord in resolving any such interference or if Tenant shall fail to commence implementation of the arbitrator's decision within ten (10) days after it is issued and thereafter diligently prosecute the same, Landlord may at any time thereafter, until the issue is resolved, (i) declare an Event of Default and/or (ii) relocate the item(s) of Rooftop Equipment in dispute in a manner consistent with the arbitral decision.

17.6 Relocation of Rooftop Equipment. Based on Landlord’s reasonable determination that such relocation is necessary for Landlord to continue to meet its obligations to Tenant under this Lease, Landlord reserves the right to cause Tenant to relocate Rooftop Equipment located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate. If, within thirty (30) days after receipt of such notice, Tenant has not agreed with Landlord on the space to which Rooftop Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment. Landlord agrees to pay the reasonable out-of-pocket cost of moving Rooftop Equipment to such other space (which costs shall be paid in the form of a rent credit or a cash payment, at Landlord’s election, made within thirty (30) days of Tenant’s invoice containing reasonable back-up evidencing such costs), taking such other steps necessary to ensure comparable functionality of Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of Rooftop Equipment. Tenant shall arrange for the relocation of Rooftop Equipment within sixty (60) days after a comparable space is agreed upon or reasonably selected by Landlord, as the case may be. In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of Rooftop Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 18 RIGHT OF FIRST OFFER TO PURCHASE

18.1 General. In the event Landlord, during the Term (including any exercised Extension Period), wishes to sell its fee interest in the Premises, Tenant shall have a one-time right to purchase such fee interest subject to the following terms and conditions:

18.1.1 Notice of Intent to Sell. If Landlord decides to sell the Premises, Landlord shall deliver written notice to Tenant of Landlord’s intent to sell the Premises, which notice shall include the cash purchase price and other terms upon which Landlord is willing to sell the Premises (“Notice of Intent to Sell”). If Tenant wishes to purchase the Premises upon the terms and conditions set forth in the Notice to Sell, Tenant shall give Landlord written notice (“Offer Exercise Notice”) of its election to exercise its right to purchase the Premises within fifteen (15) business days following Tenant’s receipt of the Notice of Intent to Sell. Failure of Tenant to respond within such fifteen (15) business day period shall be deemed an election not to exercise Tenant’s right to purchase granted herein; provided that Tenant agrees to confirm such deemed waiver by executing a recordable written waiver and providing such further assurances thereof as Landlord may reasonably request.

If Tenant exercises its right to purchase the Premises pursuant to this Section 18.1, the purchase price shall be the price specified in the Notice of Intent to Sell and closing shall occur within the time frames set forth in the Notice of Intent to Sell (but if Tenant elects to exercise its rights hereunder such closing shall occur within ninety (90) days from the date of Tenant’s Offer Exercise Notice) and otherwise pursuant to the terms of this Article 18.

If a Notice of Intent to Sell is given and Tenant elects (or is deemed to have elected) not to purchase the Premises, then Landlord shall be free to sell the Premises to any other person or entity at a price not materially more favorable to the prospective purchaser than the price upon which Tenant shall have had the right to purchase the Premises. For purposes hereof, any purchase that is at a purchase price that is not less than ninety percent (90%) of the gross purchase price set forth in the Notice of Intent to Sell (taking into consideration adjustment of the transfer tax allocation set forth in the Notice of Intent to Sell, Landlord’s assumption of purchaser closing costs (other than de minimis amounts, such as recording fees) in a manner inconsistent with local custom and the value of any in-kind consideration in the nature of improvements or preferential/below-market seller financing that Landlord agrees to make on behalf of, or grant to, a purchaser as a condition to closing) shall be deemed not to be materially more favorable to the prospective purchaser. In the event of a proposed sale on terms that are materially more favorable to the prospective purchaser, Landlord shall be required to give Tenant another Notice of Intent to Sell, specifying the proposed terms of sale and to afford Tenant the opportunity, once again, to elect to purchase the Premises on the terms so specified, in accordance with the provisions hereof. If

Tenant wishes to purchase the Premises upon the terms and conditions set forth in such additional Notice of Intent to Sell, Tenant shall give Landlord an Offer Exercise Notice within five (5) business days following Tenant’s receipt of the Notice of Intent to Sell. Failure of Tenant to respond within such five (5) business day period shall be deemed an election not to exercise Tenant’s right to purchase granted herein; provided that Tenant agrees to confirm such deemed waiver by executing a recordable written waiver and providing such further assurances thereof as Landlord may reasonably request.

18.1.2 No Other Right to Purchase. In no event shall Tenant have the right to purchase and, except as expressly permitted herein, Landlord shall not sell less than the entire Premises.

18.1.3 No Event of Default. If there is an Event of Default under this Lease on the date the Offer Exercise Notice is delivered to Landlord or at any time thereafter prior to closing, then, at Landlord’s option, Tenant’s right to purchase the Premises provided herein shall lapse and be of no further force or effect.

18.2 Termination of Rights. Provided Tenant has been afforded the rights granted to Tenant in this Article 18, Tenant’s right to purchase the Premises pursuant to Section 18.1 shall forever terminate automatically upon the consummation of a sale of the Premises to an unaffiliated third party purchaser. Tenant agrees to confirm the termination of its rights hereunder by executing a recordable, written termination and providing such further assurances thereof as Landlord may reasonably request.

18.3 Limitations on Right of First Offer.

Notwithstanding anything contained herein to the contrary, Tenant shall not be afforded the rights specified in Section 18.1 and shall not be entitled to purchase the Premises in the case of (i) a sale or other transfer to an affiliate of Landlord; (ii) any transfer or conveyance of title to the Premises or any interest therein or in Landlord as part of a group of assets marketed for sale, exchange or other disposition in a single or related series of transactions by Landlord or any affiliate of Landlord provided the purpose of such grouping of assets is not to circumvent Tenant’s right specified in Section 18.1; (iii) any transfer of the Premises to an entity formed, or other restructuring of the ownership of Landlord’s interest, for the purpose of effectuating any initial public offering or sale of REIT shares; (iv) a transfer of the Premises in connection with a joint venture, limited partnership, limited liability company, or other similar transaction in material Landlord retains a material interest, or (v) any sale or transfer of ownership interests in Landlord or any entity that holds an interest in Landlord; provided, however, that any such transfer or conveyance shall not affect Tenant’s Right of First Refusal and any such succeeding Landlord shall comply with the provisions of this Article 18.

Nothing set forth in this Article 18 shall restrict or prevent Landlord from (a) making an assignment of its interest in this Lease for security, (b) admitting lenders or others as limited partners in the partnership which constitutes Landlord or (c) granting to lenders or others equity interests in the Premises or the partnership which constitutes Landlord; provided, however, that any such conveyance shall not affect Tenant’s Right of First Refusal and any such assignee or transferee shall comply with the provisions of this Article 18.

The rights of purchase set forth herein may be exercised by the original named Tenant and not by any assignee of Tenant other than a Transferee that is an assignee of this Lease pursuant to a Permitted Transfer. Such rights shall not be assignable by the original named Tenant to any third party nor, except as expressly provided in the preceding sentence, to any assignee, subtenant or successor-in-interest to Tenant. The parties hereto agree that if Tenant assigns any of its interest in this Lease or subleases more than fifty percent (50%) of the Premises to any one or more persons other than to a Permitted Transferee, the rights of purchase set forth herein shall terminate immediately without the need for any act or notice by either party to be effective.

Notwithstanding anything to the contrary set forth herein, Tenant’s rights to purchase under this Article 18 shall not be applicable to a transaction involving the transfer of the Premises to a mortgagee-in-possession or a receiver of the Building, the Land or the Premises or a purchaser of the Building, the Land or the Premises at any foreclosure sale thereof, or a grantee of the Land, the Building or the Premises under a deed-in-lieu of foreclosure nor shall the provisions of this Article 18 be binding upon any such mortgagee-in-possession or receiver or purchaser at foreclosure or grantee under a deed-in-lieu of foreclosure, after a default by Landlord under any financing documents encumbering the Building, the Land or the Premises, as applicable, at any time during the Lease Term; provided, however, Tenant’s rights to purchase under this Article 18 shall be applicable to a subsequent transfer by a purchaser (other than the lender or its nominee) at a foreclosure sale or a grantee (other than the lender or its nominee) under a deed-in-lieu of foreclosure. Further, if the Land, the Building or the Premises is sold as a result of any mortgage financing secured thereby (e.g. a convertible mortgage or convertible securities) then Tenant’s rights under this Article 18 shall terminate and be of no force or effect.

ARTICLE 19 MISCELLANEOUS

19.1 Broker. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Lease, except JLL, Tenant’s broker, and Newmark, Landlord’s broker (together, the “Brokers”). Both parties hereto agree to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder with respect to this Lease or the negotiation thereof that is made by reason of any action or agreement by such party. Landlord shall pay a commission to the Brokers pursuant to separate written agreements between Landlord and the Brokers.

19.2 Building Name. The Building and the Project may be known by such name as Landlord, in its sole discretion, may elect, and Landlord shall have the right from time to time to change such designation or name without Tenant's consent upon prior written notice to Tenant.

19.3 Authority. If Tenant signs as a corporation, limited liability company, or a partnership, or other business entity Tenant hereby covenants and warrants that Tenant is a duly authorized and existing entity, that Tenant is duly qualified to do business in Rhode Island, that Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of Tenant is duly authorized to do so and that no other signatures are necessary. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.

19.4 Interpretation. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The words used in neuter gender include the masculine and feminine. If there is more than one Tenant, the obligations under this Lease imposed on Tenant shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

19.5 Modifications. Neither this Lease nor any term or provision hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. Any right to change, waive, discharge, alter or modify, or terminate this Lease shall be subject to the prior express written consent of Landlord's Mortgagee to the extent required by Landlord’s financing documents and any subordination agreement entered into between Tenant and such Mortgagee.

19.6 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the full extent permitted by law.

19.7 Entire Agreement. Landlord’s employees, representatives and agents have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall be effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease, including the Exhibits hereto, which are made part of this Lease, contain the entire agreement of the parties and all prior negotiations and agreements are merged herein. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Property, the Project, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

19.8 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

19.9 Matters of Record. Subject to the provisions of Article 14, above, this Lease is subject and subordinate to all matters of record now existing or hereafter affecting the Property. Landlord reserves the right, from time to time, to grant easements and rights, make dedications, agree to restrictions and record maps affecting the Property as Landlord may deem necessary or desirable, so long as such easements, rights, dedications, restrictions, and maps do not unreasonably interfere with the use of or access to the Premises by Tenant; and this Lease shall be subordinate to such instrument.

19.10 Bind and Inure. The terms, provisions, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and, except as otherwise provided herein, their respective heirs, legal representatives, successors and assigns. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several and failure of any one such entity to comply with the covenants of this Lease, or the breach of or default under any covenant or provision of this Lease by one such entity, shall be treated as a failure, breach or default, as applicable, of Tenant. All agreements, covenants and indemnifications contained herein or made in writing pursuant to the terms of this Lease by or on behalf of Tenant shall be deemed material and shall survive expiration or sooner termination of this Lease.

19.11 Remedies Cumulative; No Waiver. No remedy or election by Landlord hereunder shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No reference to any specific right or remedy shall preclude the exercise of any other right or remedy permitted hereunder or that may be available at law or in equity. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.

19.12 Tenant's Financial Statements. Unless Tenant is a publicly traded company, Tenant shall, upon Landlord’s request, furnish Landlord annually, within ninety (90) days after the end of each fiscal year of Tenant, copies of the balance sheets of Tenant, as at the close of such fiscal year, and statements of income and retained earnings of Tenant for such year, prepared in accordance with generally accepted accounting principles and, if such is Tenant’s normal practice, audited by Tenant's independent certified public accountants. Landlord shall keep Tenant’s financial statements provided by Tenant pursuant to this Section 19.12 confidential other than to Landlord’s officers, directors, employees, agents, accountants, attorneys, mortgagees, or prospective mortgagees, or purchasers or prospective purchasers of Landlord’s interest in the Building, provided that such recipients hold such information confidential. Tenant also agrees to furnish to Landlord within ten (10) days following Landlord’s written request therefor (which request shall not be made more than once in any fiscal year unless made in connection with a proposed sale, financing or re-financing of the Building, re-capitalization of Landlord, or following an Event of Default), copies of such financial statements identified above as are then available and financial statements for the then current fiscal year prepared in accordance with generally accepted accounting principles and on an unaudited basis certified as true and correct by such company’s chief financial officer.

19.13 Attorneys' Fees. If on account of any default by Tenant in Tenant's obligations under the terms of this Lease, it becomes necessary or appropriate for Landlord to employ attorneys or other persons to enforce any of Landlord's rights or remedies hereunder, Tenant shall pay upon demand as Additional Rent hereunder all reasonable fees of such attorneys and other persons and all other costs of any kind so incurred. Where the phrase “attorneys’ fees,” “legal fees” or “legal expenses” or similar phrases are used, such phrase shall specifically include the fees and expenses of the in-house legal staff of Landlord and its affiliates.

19.14 Landlord Approvals. Whenever Tenant is required to obtain Landlord’s consent hereunder, Tenant agrees to reimburse Landlord all reasonable out-of-pocket expenses incurred by Landlord, including reasonable attorneys’ fees in order to review documentation or otherwise determine whether to give its consent. Tenant shall pay Landlord’s invoice for any such amounts within thirty (30) days following Landlord’s delivery of its invoice therefor. Any provision of this Lease which requires the Tenant to obtain Landlord’s consent to any proposed action by Tenant shall not be the basis for an award of damages or give rise to a right of setoff on Tenant’s behalf, but may be the basis for a declaratory judgment or injunction with respect to the matter in question.

19.15 Limitation on Liability.

19.15.1 Landlord's Liability. Tenant shall look only to Landlord’s estate in the Property (or the proceeds thereof) for the satisfaction of Tenant’s remedies with respect to any liability, default or obligation of Landlord under this Lease or otherwise regarding Tenant’s leasing, use and occupancy of the Premises pursuant hereto, including without limitation for the collection of any monetary obligation, judgment or other judicial process requiring the payment of money by Landlord. Neither Landlord nor any of its members, stockholders, officers, directors, partners, trustees, beneficiaries or employees shall be personally liable hereunder, nor shall any of its or their property, other than the Property, be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s said remedies. Landlord shall not under any circumstances be liable for any special, indirect or consequential damages of Tenant, including lost profits or revenues. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such party owns the Property.

19.15.2 Tenant’s Liability. None of Tenant’s members, stockholders, officers, directors, partners, trustees, beneficiaries or employees shall be personally liable hereunder. Tenant shall not under any circumstances be liable for any special, indirect or consequential damages of Landlord except with respect to the provisions of Section 2.2 and Section 7.6 of this Lease. Landlord and Tenant acknowledge that any monetary damages or penalties expressly and specifically set forth in this Lease, including without limitation in Section 13.2 of this Lease, are not special, indirect, or consequential damages.

19.16 Time of Essence. TIME IS OF THE ESSENCE with respect to the due performance of the terms, covenants and conditions herein contained; provided, however, that no delay or failure to enforce any of the provisions herein contained and no conduct or statement shall waive or affect any of Landlord's rights hereunder.

19.17 Confidentiality. Tenant agrees: (a) to treat the terms of the Lease, and the terms of any existing and future amendments and modifications to the Lease (the “Confidential Information”) as confidential during the term of this Lease and for the three (3) year period following the expiration or sooner termination of the Lease (the “Non-Disclosure Period”), (b) not to disclose, directly or indirectly, to any third party nor permit any third party to have access to any or all of such Confidential Information during the Non-Disclosure Period, including, without limitation, any Property tenants and any brokers (but excluding Tenant’s agents, attorneys and accountants, provided that any disclosures to the same are held subject to the provisions of this Section 19.17), and (c) to indemnify, defend and hold harmless Landlord from any loss, cost, expense, damage and liability, including Landlord’s reasonable legal fees and expenses, resulting from Tenant’s breach of the foregoing confidentiality agreements. Landlord acknowledges that Tenant shall have the right to disclose such Confidential Information only to the extent that such disclosure is required by law (including any disclosure required by the regulations of the U.S. Securities and Exchange Commission) or court order or by discovery rules in any legal proceeding. Tenant’s agreements and indemnity with respect to the Confidential Information shall survive the expiration or earlier termination of the Lease.

Landlord agrees not to disclose, directly or indirectly, to any third party, nor permit any third party to have access to, Tenant’s confidential, proprietary, or sensitive information, including trade secrets, in each case to the extent (i) provided to Landlord by Tenant in writing and denoted as confidential (collectively, “Tenant’s Confidential Information”), except in connection with litigation between the parties, as required pursuant to Applicable Law, or where such disclosure is reasonably required to Landlord’s consultants, lenders, purchasers, and investors (but only if Landlord informs such lenders or investors that such information is subject to the provisions of this paragraph). Landlord acknowledges that the unauthorized disclosure by Landlord or any of Landlord’s employees, agents, or representatives of the Tenant’s Confidential Information may cause irreparable harm to Tenant and that Tenant shall be entitled to seek injunctive relief on account of any such disclosure. Furthermore, Landlord covenants that it will instruct its employees, contractors, agents and representatives of the provisions of this paragraph and require their compliance with the provisions hereof. Tenant’s Confidential Information shall exclude information available to the public, generally, and information obtained by Landlord from other sources that are not known by Landlord to be subject to similar confidentiality obligations.

19.18 Submission. Submission of this instrument for examination does not constitute a reservation of or option for lease of the Premises, and it is not effective as a lease or otherwise until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each.

19.19 Governing Law. This Lease and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Rhode Island.

19.20 OFAC List. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”); provided that so long as Tenant’s shares of stock are publicly traded, Tenant makes no representation or warranty with respect to the ownership of any such shares of stock. Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 12.1, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 19.20, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section 19.20 shall at Landlord’s election be a default under this Lease for which there shall be no cure. This Section 19.20 shall survive the termination or earlier expiration of the Lease.

19.21 Rent Not Based On Income.

(a) It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of Section 512(b)(3) and 856(d) of the Internal Revenue Code (as amended, the “Code”) and the regulations thereunder (the “Tax Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and Tax Regulations, Tenant agrees to cooperate with Landlord by entering into such amendment or amendments to this Lease as Landlord deems necessary to qualify all Rent as “rents from real property”, provided, however, that any adjustments required under this Section shall be made so as to produce the equivalent (in economic terms) Rent as payable before the adjustment.

(b) Without limiting Landlord’s right to withhold its consent to any Transfer, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use, or occupancy of any portion of the Building shall enter into any lease, sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Building which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported lease, sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Building. There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount of the rental passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.

19.22 Force Majeure. In the event either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act or obligation required under this Lease to be performed by such party by reason of Acts of God; unusually severe weather; fire, flood or other casualty; strikes, lockouts, labor troubles, inability to procure labor, materials or equipment, failure of power; federal, state, county, municipal or other, governmental action or inaction, riots, insurrection, civil commotion, acts of terrorism, or war; restrictive federal, state, county, municipal or other governmental laws, orders or regulations; federal, state, county, municipal or other governmentally declared state of emergency or public health emergency; pandemic or epidemic, or other reason of a like nature not caused by such party (collectively, “Force Majeure”), then performance of such act or obligation shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing Force Majeure shall not excuse or extend the time for performance for obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease or for Tenant’s obligations under Sections 2.2 and 8.6 of this Lease. Furthermore, in no event shall either party’s financial difficulty be deemed Force Majeure.

19.23 Net Lease. This Lease is intended by the parties hereto to be a so-called net lease throughout the Term and the Base Rent shall be received by Landlord net of all costs and expenses for Taxes, Operating Expenses and other Additional Rent, and free of cost, charge, offset, diminution or other deduction except as otherwise expressly provided herein.

19.24 Prohibition Against Recording. Landlord and Tenant agree not to record this Lease or any notice or memorandum of lease. In the event this Lease, a copy or any notice thereof shall be recorded by Tenant, then such recording shall constitute an Event of Default by Tenant entitling Landlord to immediately terminate this Lease. Notwithstanding the preceding sentence to the contrary, at the request of either Landlord or Tenant, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a memorandum of lease under Rhode Island General Laws §34-11-1. All costs of preparation and recording such memorandum shall be borne by the party requesting the execution of such memorandum of lease. At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with an executed termination of the memorandum of lease in recordable form, which obligation shall survive such expiration or earlier termination.

19.25 Counterparts; Signatures. This Lease may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that delivery of an electronically executed signature page hereof by electronic transmission (including, without limitation, via electronically mailed .pdf or DocuSign) shall be legal and binding and shall have the same full force and effect as if an original of this Lease had been delivered. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by electronic transmission (including, without limitation, via electronically mailed .pdf or DocuSign), (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.

19.26 Tax Incentives.

(a) Upon written request from Tenant, Landlord shall use commercially reasonable efforts to cooperate with Tenant (at no expense or liability to Landlord) to pursue local, state and/or federal economic incentives in connection with the Finish Work and/or operations at the Premises (the “Incentives”); provided, however, Tenant shall not be permitted to pursue any such Incentive that would: (a) diminish or otherwise adversely affect the valuation of the Land or any portion thereof, or (b) would restrict or otherwise adversely affect the use or occupancy of the Property beyond the expiration of the Term. Any such Incentives shall belong to Tenant during the Term.

(b) Together with the execution of this Lease, Tenant shall deposit with Landlord a cash security deposit in the amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the “Incentive Deposit Amount”) as security for Tenant’s rights under this clause. No later than December 2, 2024, Tenant shall provide Landlord with a Letter of Credit meeting the requirements of Section 4.6.2 in the sum of the Incentive Deposit Amount as security for Tenant’s rights under this clause (such Letter of Credit being referred to as the “Incentive Deposit”) provided, Tenant’s failure to provide Landlord with a Letter of Credit as the Incentive Deposit by such date shall, at Landlord’s election, be a default under this Lease for which there shall be no cure (Tenant acknowledging that it is a material condition to this lease that Tenant provide the Letter of Credit as the Incentive Deposit). Upon receipt of the Incentive Deposit in the form of a Letter of Credit, Landlord shall promptly return the cash Incentive Deposit Amount to Tenant. Tenant shall have the option to cancel this Lease if the Tax Stabilization Agreement, and any other state incentives previously approved by Rhode Island Commerce Department that are contingent on approval of the Tax Stabilization Agreement, are not approved by the Town of Smithfield and the State of Rhode Island by March 31, 2025 (the “Outside Approval Date”), provided Tenant promptly and diligently pursues the same following the Effective Date. If Tenant elects to opt-out and cancel this Lease pursuant to the prior sentence, it shall provide written notice to Landlord within five (5) days of the Outside Approval Date, in which event (i) Landlord shall be entitled to draw on the Letter of Credit representing the Incentive Deposit (or the cash held as the Incentive Deposit Amount, if applicable) in full and retain the same, (ii) Tenant shall pay to Landlord all additional rent due through the Outside Approval Date as a condition to such termination, (iii) Landlord shall return the Letter of Credit held by Landlord as a Security Deposit (to the extent not previously applied in accordance with this Lease) pursuant to Section 4.6 of this Lease to Tenant for cancellation, and (iv) this Lease shall terminate without recourse to either party. If the Incentives are approved on or before March 31, 2025, Tenant shall send Landlord written notice of the same, this clause (b) shall be null and void, and Landlord shall promptly return the Letter of Credit representing the Incentive Deposit to Tenant.

ARTICLE 20 SUSTAINABILITY

20.1 Sustainability. Tenant acknowledges that, if required by Applicable Laws or otherwise necessary to meet standards established by Applicable Laws, Landlord may implement Sustainability Practices (as defined below) with respect to the operation of the Building and, from time to time, modify the same and/or implement such additional Sustainability Practices as Landlord determines in its reasonable discretion to comply with Applicable Laws or meet standards established by Applicable Laws. Tenant agrees that, in such event, Tenant shall reasonably cooperate with Landlord and, to the extent reasonably practicable (and provided the same do not materially and adversely affect Tenant’s business operations in the Premises or increase Tenant’s costs under the Lease by more than a de minimis extent), comply with the Sustainability Practices for the Building including, without limitation, matters addressing operations and maintenance, such as chemical use for cleaning supplies, indoor air quality, energy efficiency, reduction of GHGs, reduction of plastics, water efficiency, water quality, wellness, health safety, recycling programs, composting programs, exterior maintenance programs, transportation and occupant satisfaction surveys, sustainable procurement practices, and systems upgrades. Upon Tenant’s request, Tenant shall have the right to review with Landlord from time to time the Sustainability Practices for Landlord’s consideration in either reducing, increasing or otherwise changing the requirements imposed as part of the Sustainability Practices, to the extent permitted pursuant to Applicable Laws. “Sustainability Practices” shall mean GHG reduction, energy, water, and waste efficiency, and other environmental guidelines and environmentally sustainable practices of Landlord, as the same may be modified from time to time.

20.2 Reporting. Upon request, Landlord shall provide to Tenant the Building's annual ENERGY STAR score, once available. Tenant shall provide Landlord quarterly with energy usage, water consumption data, and such other information as is required to comply with the Sustainability Practices, including the total usage and charges that appear on electric, gas, water and other utility bills for the Premises. If Tenant utilizes separate services from those of Landlord to the extent permitted under the Lease, Tenant hereby consents to Landlord obtaining the information directly from such service providers and, upon ten (10) days after written request, Tenant shall execute and deliver to Landlord and the service providers such commercially reasonable written releases as the service providers may request evidencing Tenant's consent to deliver the data to Landlord. Any information provided hereunder shall be held confidential unless aggregated and except for its limited use to evidence compliance with laws and any sustainability standards.

20.3 Green Power. To the extent required by the Sustainability Practices required by Applicable Laws or otherwise necessary to meet standards established by Applicable Laws, Tenant will, at Landlord’s direction, purchase the electricity to be used at in the Premises that is generated using low-impact, alternative energy sources or other sustainable sources permitted to be used in compliance with the Sustainability Practices. To achieve carbon neutrality, any GHG generating energy for equipment used in the Building may be offset by Landlord through the acquisition of carbon offsets, as an Operating Expense.

20.4 On Site Renewable Energy. To the extent any on-site energy generation or storage at the Building existing as of the Commencement Date results in any renewable energy credits or the like, Tenant shall have no right to any such credits resulting therefrom (even if Tenant uses such energy), which renewable energy credits Landlord may retain or assign in its sole discretion.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

DIV TECHNOLOGY WAY, LLC, a

Delaware limited liability company

By: /s/ Jonathan G. Davis

Name: Jonathan G. Davis

Title: Authorized Signatory

TENANT:

ORGANOGENESIS HOLDINGS INC., a

Delaware corporation

By: /s/ Gary S. Gillheeney, Sr.

Name: Gary S. Gillheeney, Sr.

Title: President

ORGANOGENESIS INC., a

Delaware corporation

By: /s/ Gary S. Gillheeney, Sr.

Name: Gary S. Gillheeney, Sr.

Title: President

[Signature Page to Lease]